Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

RECEIVABLES FINANCING AGREEMENT

among

BROOKE ACCEPTANCE COMPANY 2007-1 LLC,

as Borrower,

BROOKE WAREHOUSE FUNDING, LLC,

as Original Borrower, Purchaser and Transferor

BROOKE CREDIT CORPORATION,

as Seller and Subservicer,

and

FIFTH THIRD BANK,

as Lender

Dated as of March 30, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AMENDED AND RESTATED

RECEIVABLES FINANCING AGREEMENT

This AMENDED AND RESTATED RECEIVABLES FINANCING AGREEMENT (this “Agreement”) is entered into as of March 30, 2007, between BROOKE ACCEPTANCE COMPANY 2007-1 LLC, a Delaware limited liability company, as Borrower (in such capacity, the “Borrower”), BROOKE WAREHOUSE FUNDING, LLC, a Delaware limited liability company (“BWF”, sometimes referred to herein as the “Original Borrower”), as “Purchaser” and “Transferor”, each such capacity as defined herein, BROOKE CREDIT CORPORATION, a Kansas corporation (“BCC”), as Seller (in such capacity, the “Seller”), and as Subservicer (in such capacity, the “Subservicer”), and FIFTH THIRD BANK, an Ohio banking corporation (together with its successors and permitted assigns, “Fifth Third”) (in such capacity, whether on its own behalf or for the benefit of Fountain Square (defined below), together with its successors and permitted assigns, the “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, BWF in its capacity as the Original Borrower, the Seller and the Lender are parties to a Receivables Financing Agreement dated as of September 15, 2006 as heretofore amended and restated (the “Original RFA”);

WHEREAS, BWF, in its capacity as Purchaser, and the Seller are parties to a certain Purchase and Sale Agreement (as defined herein) pursuant to which the Seller has agreed sell to BWF, from time to time, certain loans, as more fully described therein;

WHEREAS, BWF, in its capacity as the Original Borrower, pledged all of the loans purchased by BWF, in its capacity as Purchaser, under the Purchase and Sale Agreement, as collateral security under the Original RFA;

WHEREAS, concurrently herewith, the Original Borrower and the Borrower are entering into an Assignment of Obligations (as defined herein), dated as of the date hereof, pursuant to which the Borrower will assume all of the rights, interests, and obligations of the Original Borrower under the Original RFA as heretofore amended and restated;

WHEREAS, concurrently herewith, the Borrower is entering into a Participation Agreement (as defined herein) pursuant to which BWF, in its capacity as Transferor, will sell to the Borrower, from time to time, an undivided senior participation interest in all of the loans purchased by BWF, in its capacity as Purchaser, under the Purchase and Sale Agreement, as more fully described therein (the “Senior Participation Interest”);

WHEREAS, the Borrower, the Original Borrower and the Seller have requested that the Lender amend and restate the Original RFA in order to (i) replace the Original Borrower with the Borrower, (ii) increase the revolving receivables warehouse facility and (iii) make any and all other amendments relating thereto.

WHEREAS, the Borrower has agreed to pledge to the Lender all of the Senior Participation Interest and any related collateral as more fully described herein as collateral security therefor.

WHEREAS, the Lender is willing to consent to such requests and so amend and restate the Original RFA, all as contemplated by the terms, and subject to the conditions, of this Agreement.

Amendment and Restatement

The Original RFA is hereby amended and restated in its entirety by this Agreement. This Agreement, the Exhibits and Schedules attached hereto, and the other Transaction Documents will govern the present relationship among the Borrower, BWF, the Seller, and the Lender party hereto. All obligations, liabilities and indebtedness created or existing under, pursuant to, or as a result of, the Original RFA shall continue in existence within the definition of “Obligations” under this Agreement, which obligations, liabilities and indebtedness the Borrower, by this Agreement, acknowledges, reaffirms and confirms. This Agreement shall not be deemed to evidence a novation or a payment and refunding of the outstanding Obligations. The existing Transaction Documents, except as amended, or as amended and restated, by this Agreement or by a separate agreement, shall remain in full force and effect and are hereby ratified and confirmed. References in any of the Transaction Documents to the Original RFA shall, after the Closing Date, be deemed to be references to this Agreement. Interest and fees accrued but not paid under the Original RFA and the other Transaction Documents remain accrued and unpaid hereunder and do not constitute any part of the principal amount of the Facility due hereunder.

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Actual Annualized Net Loss Rate” means a percentage determined as of the last day of the calendar month preceding each Determination Date equal to (i) the product of (a) the aggregate Unpaid Principal Balance of all Loans that became Defaulted Loans during the third preceding Settlement Period (such Unpaid Principal Balance being determined as of the last day of such third preceding Settlement Period without giving effect to any charge-off of such Loans), less the amount of recoveries on such Defaulted Loans actually received by the Borrower from the last day of the third preceding Settlement Period through the Determination Date and (b) 12, divided by (ii) the Eligible Loan Balance as of the first day of such third preceding Settlement Period.

“Additional Loan” means any Loan originated by the Seller after the Original Closing Date.

“Advance” has the meaning set forth in Section 2.1.

“Advance Date” means any date on which one or more Advances are made under this Agreement.

“Advance Rate” means, as of any date of determination, the percentage equal to the lesser of (i) 83.0% or (ii) if the Lender elects, in its sole discretion, the percentage that is the initial “Noteholders’ Percentage” (or other advance rate equivalent) in the Seller’s last Securitization transaction.

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than the Lien created under this Agreement, the Purchase and Sale Agreement or the Participation Agreement.

“Affected Party” has the meaning set forth in Section 2.15.

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(A) to vote greater than 50% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners; or

(B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Amended and Restated Receivables Financing Agreement, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Allstate Agency Agreement” means an Allstate R3001 or R3001C Exclusive Agency Agreement between Allstate Insurance Company and a duly licensed insurance agent or insurance agency.

“Allstate Agent” means any duly licensed insurance agent or insurance agency that has entered into an Allstate Agency Agreement with Allstate Insurance Company.

“Allstate CPA Fee” means, with respect to any Settlement Period, the fee payable to the Servicer (or to the Subservicer) for services rendered with respect to the Allstate Loans during such Settlement Period pursuant to the related Collateral Preservation Agreements, which fee shall be equal to the product of one-twelfth of 0.50% (50 basis points) multiplied by the aggregate Unpaid Principal Balance of the Allstate Loans on the first day of such Settlement Period.

“Allstate Commission Payment Agreement” means, with respect to each Allstate Loan, the commission payment agreement among Master Agent (as designee of Brooke Credit Corporation), the related Allstate Agent, and Allstate Insurance Company, pursuant to which Allstate Insurance Company has agreed to remit to Master Agent a portion of the Sales Commissions due to the Allstate Agent.

“Allstate Insurance Company” means Allstate Insurance Company, an Illinois corporation, or any of its Affiliates.

“Allstate Loan” means any Loan made to an Allstate Agent.

“Allstate Receipts Trust Account” means that certain segregated trust account numbered 718359 maintained with The Bank of New York and owned by Master Agent (as the Seller’s designee) to which Allstate Insurance Company deposits Sales Commissions with respect to the Allstate Loans that are payable to Master Agent pursuant to the Allstate Commission Payment Agreements.

“Allstate Subservicing Agreement” means the Subservicing Agreement of even date herewith between Brooke Franchise Corporation and the Servicer, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Alternate Rate” means, for any Advance not funded at the CP Rate and with respect to any Settlement Period (or portion thereof), (a) an interest rate per annum equal to (i) one and one half of one percent (1.50%) plus (ii) the Program Fee plus (iii) the LIBO Rate for such Settlement Period; provided, however, that if (x) Eurocurrency Disruption Event occurs, or (y) there shall not be at least two (2) Business Days prior to the commencement of an applicable Settlement Period to determine a LIBO Rate in accordance with its terms, then the “Alternate Rate” shall be equal to the Base Rate in effect for each day during the remainder of such Settlement Period plus the Program Fee or (b) if requested by the Borrower, an interest rate per annum equal to the Base Rate for such Settlement Period plus the Program Fee.

“Alternate Rate Advance” has the meaning set forth in Section 2.3.

“Amortization Commencement Date” means the earlier to occur of (i) the Maturity Date and (ii) the occurrence of an Event of Default.

“Amortization Period” means the time period beginning on the Amortization Commencement Date and ending on the earlier to occur of (i) the date on which the Unpaid Principal Balance and all other Obligations (other than contingent Obligations not then due and payable) have been indefeasibly paid in full or (ii) the Maturity Date.

“Annualized Default Rate” means a percentage determined as of the last day of each Settlement Period equal to (i) the product of (a) the aggregate Unpaid Principal Balance of all Loans that became Defaulted Loans during such Settlement Period (such Unpaid Principal Balance being determined without giving effect to any charge-off of such Loans) and (b) 12, divided by (ii) the Eligible Loan Balance as of the first day of such Settlement Period.

“Assignment of Obligations” means the Assignment of Obligations Agreement, dated as of the date hereof, by and between the Original Borrower and the Borrower, and consented to by the Lender, pursuant to which the Original Borrower has assigned and the Borrower has assumed all of the rights, interests and obligations of the Original Borrower under the Original RFA.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by Lender and an assignee of Lender, and, if required, acknowledged and agreed to by the Borrower, substantially in the form of Exhibit C.

“Backup Master Agent Servicer” means TBS Insurance Agency Services, Inc., in its capacity as backup master agent servicer under the Backup Master Agent Servicing Agreement, and any successor thereto in such capacity.

“Backup Master Agent Servicing Agreement” means that certain Backup Master Agent Servicing Agreement of even date herewith between the Backup Master Agent Servicer and the Master Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Backup Servicer” means Portfolio Financial Servicing Company, in its capacity as backup servicer under the Backup Servicing Agreement, and any successor fulfilling the duties of the Servicer and approved by the Lender in writing.

“Backup Servicing Agreement” means the Backup Servicing Agreement of even date herewith between the Backup Servicer, the Lender, the Servicer and the Borrower, as the same may be amended, supplemented or restated from time to time.

“Backup Servicing Fees” means the fees due and payable to the Backup Servicer pursuant to the Backup Servicing Agreement.

“Base Rate” means, with respect to any Advance, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by Fifth Third in Cincinnati, Ohio as its “prime rate”. Such “prime rate” is set by Fifth Third based upon various factors, including Fifth Third’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Borrower” has the meaning set forth in the Preamble and any successor thereto or assignee thereof approved in writing by the Lender in its sole discretion.

“Borrower Assigned Agreements” has the meaning set forth in Section 5.1(d).

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) the product of (i) the Advance Rate times (ii) (x) the aggregate Eligible Loan Balance of all Eligible Loans owned by BWF on such date of determination minus (y) the

Concentration Limit on such date of determination plus (b) the amounts on deposit in the Collection Account constituting principal and interest Collections on Loans on such date of determination, all as computed in accordance with the then most recent Borrowing Base Certificate submitted to, and accepted by, the Lender.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit D, duly completed and certified by an officer of each of the Borrower and BWF, pursuant to which the Borrower and BWF set forth the Unpaid Principal Balance and the Borrowing Base, including calculations thereof as of a particular date. The Borrowing Base Certificate may be delivered electronically via email.

“Brooke Corporation” means Brooke Corporation, a Kansas corporation and any successor thereto or assignee thereof approved in writing by the Lender in its sole discretion.

“Brooke Credit Corporation” has the meaning set forth in the Preamble and any successor thereto or assignee thereof approved in writing by the Lender in its sole discretion or otherwise permitted under Section 7.20(c).

“Brooke Franchise Corporation” means Brooke Franchise Corporation, a Missouri corporation.

“Brooke Insurance Agent” means any duly licensed insurance agent or insurance agency party to a Brooke Insurance Franchise Agreement and any successor thereto or assignee thereof.

“Brooke Insurance CPA Fee” means, with respect to any Settlement Period, the fee payable to the Master Agent (or to the Master Agent Servicer) for services rendered with respect to the Brooke Insurance Loans during such Settlement Period pursuant to the related Collateral Preservation Agreements, which fee shall be equal to the product of one-twelfth of 0.50% (50 basis points) multiplied by the aggregate Unpaid Principal Balance of the Brooke Insurance Loans on the first day of such Settlement Period.

“Brooke Insurance Franchise Agreement” means a franchise agreement between Master Agent (as assignee of Brooke Franchise Corporation) and a Brooke Insurance Agent in substantially the form attached hereto as Exhibit G (with appropriate state law modifications) or in such other form that (i) provides substantially the same or better protections to the Master Agent and does not adversely impact the collectibility of or the interest of the Lender in the subject Loans (a copy of which revised form will be delivered to the Lender by the Seller and with respect to which the Lender shall not have objected within sixty (60) days of receipt of a copy of such revised form) or (ii) the Lender may approve in writing, which approval will not be unreasonably withheld or delayed, pursuant to which Master Agent is obligated to perform various services and the related Brooke Insurance Agent is obligated, among other things, to provide competent and qualified personnel for the sale, renewal, service and delivery of insurance policies.

“Brooke Insurance Loan” means any Loan made to a Brooke Insurance Agent that has entered into a Brooke Insurance Franchise Agreement with Master Agent (as assignee of the Brooke Franchise Corporation).

“Brooke Party” means the Borrower, BWF, the Seller and the Master Agent Servicer (in each case acting in any capacity in connection with the Transaction Documents).

“Business Day” means any day on which (a) commercial banks in Cincinnati, Ohio or Kansas are not authorized or required to be closed, and (b) in the case of a Business Day which relates to an Alternate Rate Advance based on the LIBO Rate, dealings are carried on in the London interbank eurodollar market.

“BWF” means Brooke Warehouse Funding, LLC, a Delaware limited liability company (referred to herein in its capacity as Original Borrower, Purchaser or Transferor, as applicable).

“Change of Control” means, as of any date, a transaction or series of transactions whereby (i) less than 100% of the equity interests in the Borrower (voting or otherwise) are directly owned by BWF or an Affiliate approved by the Lender in writing in its sole discretion (ii) less than 100% of the equity interests in BWF are directly owned by the Seller or an Affiliate approved by the Lender in writing in its sole discretion, or (iii) Brooke Corporation ceases to own, free and clear of all Adverse Claims, all of the outstanding membership interests of Master Agent.

“Closing Date” means March 30, 2007.

“Collateral” has the meaning set forth in Section 5.1.

“Collateral Account” has the meaning specified in Section 5.3.

“Collateral Assignment of Participation Agreement” means that Collateral Assignment of Participation Agreement, dated as of the date hereof, by the Borrower for the benefit of the Lender, pursuant to which the Borrower has collaterally assigned all of its rights, title and interest under the Participation Agreement to the Lender.

“Collateral Preservation Agreement” means, with respect to each Loan, the related collateral preservation agreement in substantially the form attached hereto as Exhibits F-1, F-2 and F-3 pursuant to which Brooke Franchise Corporation or CJD & Associates, LLC d/b/a Brooke Brokerage, as applicable, has agreed to preserve the collateral interest of the Seller (and its assigns) in certain assets of the related Obligor in the event of such Obligor’s default on its obligations in respect of such Loan.

“Collateral Receipt” has the meaning set forth in the Custodial Agreement.

“Collection Account” has the meaning set forth in Section 5.3.

“Collection Account Agreement” means the Collection Account Agreement dated September 15, 2006, as amended and restated as of the date hereof, by and among the Collection Account Bank, BWF and the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collection Account Bank” means The Bank of New York or any successor bank that administers the Collection Account and is party to the Collection Account Agreement.

“Collection Account Bank Fees” means the fees due and payable to the Lockbox Bank pursuant to the Collection Account Agreement.

“Collection Period” means (i) the period commencing on the opening of business on the Original Closing Date and ending on the Record Date for October 2006, and (ii) otherwise, the period commencing on the day after the last day of the preceding Collection Period and ending on the next Record Date.

“Collection Records” means all manually prepared or computer generated records relating to collection efforts, payment histories or all other matters related thereto with respect to the Loans.

“Collections” means, with respect to any Loan: (a) all funds that are received by the Seller, the Borrower, BWF, the Master Agent Servicer, the Subservicer, or the Servicer in payment of any amounts owed in respect of such Loan, including, without limitation, in all principal, interest, fees and all other charges with respect to such Loan and all Sales Commissions, prepayments, recoveries, investment earnings, insurance proceeds, fees, Liquidation Proceeds and other cash proceeds of such Loan or applied to amounts owed in respect of such Loan (including insurance payments and proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Loan and available to be applied thereon), (b) any amounts paid to or for the account of the Borrower, BWF or the Seller pursuant to the terms of any Related Security, and (c) all other cash collections and other cash proceeds of the Collateral including any Related Security.

“Commitment Amount” of the Lender means the Facility Limit; or with respect to an Assignment and Acceptance, the amount set forth therein as the Eligible Assignee’s commitment amount or such amount as reduced or increased by an Assignment and Acceptance entered into between Lender and an Eligible Assignee, and, in each case, as such amount may be further ratably reduced or increased (or terminated) by any termination or reduction of the Facility Limit pursuant to this Agreement. The Commitment Amount shall be zero upon the occurrence of an Event of Default.

“Computer Tape” means the computer tape, list, electronic record or other compilation generated on behalf of the Borrower which provides information relating to the Loans and which is used by BWF, the Borrower and/or the Servicer to identify the Loans conveyed by the Seller to BWF under the Purchase and Sale Agreement or the Senior Participation Interest in the Loans conveyed by BWF to the Borrower under the Participation Agreement.

“Concentration Limit” means:

(a) at any time (other than an Exception Period), the sum (without duplication) of:

(i) the aggregate, for all Obligors, of the amount (if any) by which (x) the aggregate Unpaid Principal Balance of the Eligible Loans owing by such Obligor (treating each Obligor and its Affiliates as a single Obligor) exceeds (y) the lesser of (x) 5% of the Eligible Loan Balance and (y) $4,000,000;

(ii) the amount (if any) by which (x) the five largest Obligor Concentrations exceeds (y) 20% of the Eligible Loan Balance;

(iii) the sum of (x) the amount, if any, by which the largest Individual State Concentration exceeds 25% of the Eligible Loan Balance, (y) the amount, if any, by which the second largest Individual State Concentration exceeds 20% of the Eligible Loan Balance and (z) the aggregate, for all other Individual State Concentrations, of the amount, if any, by which such Individual State Concentration exceeds 15% of the Eligible Loan Balance;

(iv) the amount (if any) by which (x) the aggregate Unpaid Principal Balance of the Allstate Loans exceeds (y) 40% of the Eligible Loan Balance;

(v) the amount (if any) by which (x) the aggregate Unpaid Principal Balance of the Funeral Service Loans exceeds (y) 35% of the Eligible Loan Balance; and

(vi) the amount (if any) by which (x) the aggregate Unpaid Principal Balance of the Eligible Loans that have been placed on “watch” pursuant to the Credit and Collection Policy, exceeds (y) 10% of the Eligible Loan Balance; and

(b) during any Exception Period, the aggregate, for all Obligors, of the amount (if any) by which (x) the aggregate Unpaid Principal Balance of the Eligible Loans owing by such Obligor (treating each Obligor and its Affiliates as a single Obligor) exceeds (y) $4,000,000.

“Consolidated Net Income” means, with reference to any period and any Person, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidation Receipts Trust Account” means that certain bank account numbered 144789 maintained with First National Bank & Trust and owned by Master Agent to which each Brooke Insurance Agent’s Sales Commissions deposited to each Receipts Trust Account are deposited.

“Contingent Liabilities” means, (a) with respect to the Borrower or BWF, any agreement, undertaking or arrangement by which either the Borrower or BWF guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person (the amount of the Borrower’s obligation under any Contingent Liabilities shall be deemed to be the maximum outstanding amount of the debt, obligation or other liability guaranteed thereby), and (b) with respect to the Seller, liabilities that are contingent in nature which would be included as liabilities on the face of the balance sheet of the Seller in accordance with GAAP.

“CP Lender” means Fountain Square or any successor or assignee thereof.

“CP Rate” means, with respect to Advances funded directly or indirectly by the issuance of commercial paper, an interest rate per annum equal to (a) the Program Fee plus (b) the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Fountain Square’s notes that are allocated, in whole or in part, by Fountain Square (or by the Lender) to fund or maintain such Advances (and which may also be allocated in part to the funding of other Advances hereunder or of other assets of Fountain Square); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Advances, Fountain Square shall, for such component, use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, Fountain Square’s “weighted average cost” shall consist of (x) the actual interest rate (or discount) paid to purchasers of Fountain Square’s notes, together with the commissions of placement agents and dealers in respect of such notes, to the extent such commissions are allocated, in whole or in part, to such notes by Fountain Square (or by the Lender) and (y) any incremental carrying costs incurred with respect to Fountain Square’s notes maturing on dates other than those on which corresponding funds are received by Fountain Square.

“CP Rate Advance” has the meaning set forth in Section 2.3.

“Credit and Collection Policy” means (i) with respect to the Allstate Loans, the Brooke Credit Corporation Credit Policy for Allstate Captive Agency Lending, dated as of April 1, 2005, (ii) with respect to the Brooke Insurance Loans, the Brooke Credit Corporation Credit Policy Loan Program: Independent Insurance Agencies, dated as of December 1, 2003 and (iii) with respect to the Funeral Service Loans, the Brooke Credit Corporation Credit Policy for Funeral Home Financing, dated as of August 1, 2006, each as set forth in Exhibits N-1, N-2 and N-3 respectively, and as the same has been approved in writing by the Lender.

“Custodial Agreement” means the Custodial Agreement dated as September 15, 2006, between the Custodian, the Lender, the Original Borrower and the Servicer, as amended and restated as of the date hereof, and as it may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” means Textron and any successor thereto or assignee thereof approved in writing by the Lender in its sole discretion, in its capacity as custodian under the Custodial Agreement.

“Custodian Fees” has the meaning specified in the Custodial Agreement.

“Custodian File” has the meaning specified in the Custodial Agreement.

“Customer Files” means, with respect to each Loan, all of the documents, information, data, correspondence and other books and records relating to customers of the related Obligor or policies or other products sold by or through such Obligor.

“Default” means an event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.9(b).

“Defaulted Loan” means any Loan as to which one or more of the following has occurred:

(a) the related Obligor failed to make when due the first payment due thereunder;

(b) ten percent (10%) or more of the payments due thereunder remain unpaid 90 or more days past the original due date for such payment;

(c) the payment terms of such Loan have been restructured or modified in any way for credit reasons after the date on which such Loan was transferred to BWF (it being understood that Permitted Loan Modifications of the type described in clauses (a) through (e) of the definition thereof are not done for “credit reasons”);

(d) such Loan has become a Liquidated Loan; or

(e) such Loan has been assigned a rating of “fail” pursuant to the Credit and Collection Policy.

As used in this definition, the term “Loan” shall include any loan that has been repurchased by the Seller, or for which the Seller has made a substitution, pursuant to the terms of the Purchase and Sale Agreement if, within 60 days of such repurchase or substitution, such Loan becomes a Defaulted Loan or Delinquent Loan.

“Delinquency Rate” means a percentage determined as of the last day of any Settlement Period, equal to (i) the aggregate Unpaid Principal Balance of all Eligible Loans that are Delinquent Loans as of such last day, divided by (ii) the aggregate Unpaid Principal Balance of all Eligible Loans as of such last day.

“Delinquent Loan” means a Loan as to which any payment due under such Loan remains unpaid 30 or more days, but less than 90 days, past the original due date for such payment.

“Determination Date” means the 12th day of each calendar month or, if such 12th day is not a Business Day, the preceding Business Day.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“Electronic Ledger” means the electronic master record of the Seller, BWF and/or the Servicer with respect to all of their loans and receivables.

“Eligible Assignee” has the meaning set forth in Section 9.1.

“Eligible Lender” means any Person that (i) extends to the Seller a loan or other credit facility secured by the Seller’s membership interest in BWF and (ii) with respect to such security interest, agrees to be bound, in accordance with this agreement, by the same or more restrictive covenants than those set forth in Exhibit O.

“Eligible Loan” means, at any time, a Loan that satisfies each of the following criteria:

(i) such Loan, and each related Loan Document, constitutes the legal, valid and binding obligation of each related Obligor, enforceable against each such Obligor in accordance with its terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions in the Loan Documents may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in the foregoing clauses (A) and (B)) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially and adversely interfere with the Borrower’s realization of the principal benefits and/or security provided thereby. All parties to such Loan, and each related Loan Document, had full legal capacity to execute and deliver such Loan and such Loan Documents and to grant the security interest purported to be granted thereby;

(ii) such Loan was originated in the ordinary course of the Seller’s business in accordance with and through the application of the Credit and Collection Policy and the Seller’s standard credit underwriting procedures;

(iii) such Loan accrues interest at a floating rate per annum equal to or greater than:

(A) the sum of the “prime rate” most recently published in the “Money Rates” section of The Wall Street Journal (or, if such rate ceases to be published, by The Wall Street Journal, the “prime rate” most recently publicly announced by Fifth Third in Cincinnati, Ohio) plus:

(1) in the case of any Allstate Loan, 3.00%;

(2) in the case of any Brooke Insurance Loan, 3.00%; or

(3) in the case of any Funeral Service Loan, 3.00%; or

(B) the one-month LIBO Rate plus a spread acceptable to the Lender; or

(C) an equivalent monthly adjustable interest rate acceptable to the Lender;

(iv) such Loan (A) has not had any of its terms, conditions or provisions amended, modified, waived or rescinded other than in compliance with the Credit and Collection Policy, (B) has not been restructured for credit reasons at any time, (C) has not been satisfied, subordinated or rescinded and (D) has not had any material collateral securing such Loan released from the lien granted by the related Loan Documents, other than, in the case of (B) and (D) of this clause (iv), Permitted Loan Modifications described in clauses (b) and (d) of the definition thereof;

(v) such Loan does not provide for substitution, exchange or addition of the related Loan Collateral, and none have been made;

(vi) such Loan is payable in monthly installments if such Loan is a Brooke Insurance Loan or a Funeral Service Loan, with all accrued interest being due and payable in full each month, which monthly installments will fully amortize such Loan over its term;

(vii) none of such Loan, any related Loan Document, the sale of the related Loan Collateral, the sale of any related insurance products or funeral home products or any related service contract, contravenes in any material respect any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy or usury) and none of the related Loan Documents were created, solicited or entered into in violation of any such law, rule or regulation in any material respect;

(viii) such Loan and the related Loan Documents are not subject to, nor has there been asserted or, to the best of the Borrower’s or the Seller’s knowledge, threatened, any litigation or any right of rescission, set off, counterclaim or other defense of the related Obligor;

(ix) such Loan is not a Defaulted Loan and, as of the date such Loan is first included in the Collateral, such Loan is not a Delinquent Loan and is not a Loan that has been or should have been placed on “watch” pursuant to the Credit and Collection Policy;

(x) such Loan has an original term to maturity of not more than 180 months;

(xi) as of the date such Loan is first included in the Collateral, and after giving effect to such inclusion, the Weighted Average Life of all Eligible Loans does not exceed seven (7) years;

(xii) such Loan has an original principal balance less than or equal to $7,500,000;

(xiii) the Unpaid Principal Balance of such Loan does not exceed 90% of the Loan Collateral Market Value of the related Loan Collateral;

(xiv) no Obligor on such Loan (A) is a Governmental Authority, (B) is an Affiliate of any Brooke Party or (C) is the subject of any Event of Bankruptcy;

(xv) such Loan is denominated and payable only in United States dollars in the United States by an Obligor located in the United States and is governed by the law of a jurisdiction within the United States;

(xvi) such Loan constitutes “tangible chattel paper,” an “instrument” or a “payment intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions, there is only one original of any such chattel paper or instrument and such original is in the possession of the Custodian;

(xvii) (a) such Loan is secured by a valid and perfected security interest in substantially all the assets of the related Obligor (including, without limitation, (i) in the case of Brooke Insurance Agent or Allstate Agent, such Obligor’s rights under the related Brooke Insurance Franchise Agreement or Allstate Agency Agreement, as applicable, and all rights of such Obligor in and to Sales Commissions, and (ii) in the case of a Funeral Home, substantially all real property owned by such Obligor), which security interest or lien is a first priority security interest or lien with respect to any such assets in which a security interest can be created under Article 9 of the UCC of the applicable jurisdiction and, if such Loan is a Funeral Service Loan, with respect to the related Mortgaged Property, (b) no further action is required (and all continuation statements have been filed) under the UCC or other applicable law to continue the perfected status of such security interest or lien against creditors of and transferees from the original Obligor and (c) other than as described in clause (xxxvi) below, there are no Adverse Claims prior or subordinate to, or equal with, the security interest or lien of the Seller and its assigns in the collateral securing such Loan except for Permitted Liens and, solely in the case of any Mortgaged Property securing a Funeral Service Loan, any of the following (collectively, “Permitted Real Estate Encumbrances”); (x) liens for current real property taxes and assessments not yet due and payable; (y) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the Seller at the time of the origination of the related Funeral Service Loan and which do not materially adversely affect the Loan Collateral Market Value attributable to the Mortgaged Property; and (z) other matters to which similar properties are commonly subject that do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

(xviii) the related Obligor has paid in full all expenses in connection with the maintenance and operation of the related insurance agency or funeral home business, as applicable (including, without limitation, property insurance and taxes);

(xix) the Loan Documents relating to such Loan include a Collateral Preservation Agreement, a Loan Agreement and, in the case of a Brooke Insurance Loan, a Brooke Insurance Franchise Agreement and a Lender Protection Addendum, substantially in the forms attached hereto as Exhibits F, G, H and I, as applicable, or in such other form that (i) provides substantially the same or better protections to the Seller or the Master Agent, as applicable, and does not adversely impact the collectibility of or the interest of the Lender in the subject Loans (a copy of which revised forms will be delivered to the Lender by the Seller and with respect to which the Lender shall not have objected within sixty (60) days of receipt of a copy of such revised form) or (ii) the Lender may approve in writing (which approval will not be unreasonably withheld);

(xx) the Loan Documents relating to such Loan (A) require the related Obligor to continue to make all scheduled payments originally due under such Loan notwithstanding the occurrence of any casualty loss with respect to the assets of such Obligor and (B) incorporate customary and enforceable provisions permitting the holder of such Loan to accelerate the maturity date thereof and to enforce its security interest in the collateral securing such Loan upon the occurrence of an event of default thereunder (after giving effect to any applicable grace period), and BWF, the Borrower and their respective successors and assigns, shall be entitled to enforce all such rights under the related Loan Documents.;

(xxi) except in the case of an Allstate Loan, none of the Loan Agreements under which such Loan arises, any other Loan Documents related to such Loan or any applicable law, rule or regulation applicable to such Loan or such Loan Documents (A) requires the consent of any party to the transfer, sale or assignment of such Loan or the rights of the Seller (or its assignees) or BWF (or it assignees) under any Loan Document (unless such consent shall have been obtained) or (B) contains a confidentiality provision that purports to restrict the ability of BWF, Borrower or the Lender to exercise its rights under any Transaction Document, including, without limitation, its right to review all Loan Documents;

(xxii) if such Loan is a Brooke Insurance Loan, Master Agent is the “agent of record” for all insurance policies issued by or through the related Brooke Insurance Agent and has the right to receive all Sales Commissions arising in connection with the sale or renewal of insurance products through such Brooke Insurance Agent;

(xxiii) such Loan is a “closed-end loan” and the related Loan Documents do not provide for any further extensions of credit;

(xxiv) the Seller and each other Affiliate of the Seller at any time owning an interest in, or servicing, such Loan had all licenses and permits necessary to originate, own and/or service, as applicable, such Loan;

(xxv) a complete Custodian File for such Loan has been delivered to the Custodian and the Lender has received a Collateral Receipt certifying such receipt;

(xxvi) the information with respect to such Loan set forth in the Schedule of Loans has been produced from the Electronic Ledger and is true and correct in all material respects as of the close of business on the date such Loan is first included in the Collateral;

(xxvii) no selection procedures having an adverse effect on BWF, the Borrower or the Lender have been utilized in selecting such Loans from the loans owned by the Seller or BWF and such Loan does not differ substantially from the loans previously sold to BWF by the Seller, in each case, which meet the eligibility criteria specified herein;

(xxviii) such Loan was originated by the Seller without fraud or material misrepresentation on the part of any Obligor or the Seller or any Affiliate thereof;

(xxix) such Loan is not assumable by any other Person unless such party meets the Credit and Collection Policy requirements for borrowers;

(xxx) neither the Seller, BWF, nor any of their respective Affiliates thereof has done anything to convey, or has refrained from taking action to prevent the conveyance of, any right to any Person (other than BWF, the Borrower or the Lender, as applicable) that would result in such Person having a right to payments due under such Loan or otherwise to impair the rights of BWF, the Borrower or the Lender in such Loan or the proceeds thereof, and prior to the sale by the Seller of its interest in such Loan and Related Security with respect thereto to BWF, or the transfer by BWF of its interests in such Loan and Related Security with respect thereto to the Borrower, neither the Seller, BWF, nor the Borrower has any constructive or actual knowledge that its interest in such Loan was subject to the actual or claimed interest of any Person (which interest was not released or subordinate to the Seller’s , BWF’s or the Borrower’s interest) other than the ownership interest of the related Obligor, Permitted Liens and Permitted Real Estate Encumbrances;

(xxxi) as of the date such Loan is first included in the Collateral, (a) except for payment delinquencies continuing for a period of not more than 15 days as of such date, no default, breach, violation or event permitting acceleration under the terms of such Loan has occurred, (b) to the Seller’s or BWF’s knowledge, no continuing condition that with notice or the lapse of time would constitute a default, breach, violation, or event permitting acceleration under the terms of such Loan has arisen, (c) neither the Seller, nor BWF, nor any of their respective Affiliates thereof has waived any of the foregoing events or conditions, and (d) no collateral securing such Loan has been repossessed;

(xxxii)(a) the Seller has caused the portions of its Electronic Ledger relating to such Loan to be clearly and unambiguously marked to show that such Loan has been sold to BWF in accordance with the terms of the Purchase and Sale Agreement, (b) BWF has caused the portions of its Electronic Ledger relating to such Loan to be clearly and unambiguously marked to show that the Senior Participation Interest has been transferred to the Borrower in accordance with the terms of the Participation Agreement, (c) a first-priority perfected ownership or security interest in such Loan has been granted by the Seller to BWF, and (d) with respect to the Senior Participation Interest, a first-priority perfected security interest in such Senior Participation Interest has been granted by BWF to the Borrower, all in accordance with the terms of this Agreement;

(xxxiii) in the case of a Brooke Insurance Loan, the related Obligor is enrolled in the Brooke Franchise Corporation “master agent program;”

(xxxiv) such Loan (a) was entered into with and executed by an authorized officer or director of the Obligor and (b) is either a full recourse loan to such officer or director or the payment in full of such Loan is guaranteed by such officer or director; and

(xxxv) the Seller has not made and will not make any other loans to the related Obligor (or to any Person that is an Affiliate of such Obligor, or in which such Obligor otherwise has a direct or indirect interest) unless (A) such other loan is subordinated to such Loan included in the Collateral pursuant to the Subordination Agreement or (B) in the case of a Brooke Insurance Loan, the Lender shall have received evidence reasonably satisfactory to it that (1) each such other loan is either subject to the Intercreditor Agreement or is an Eligible Loan and (2) the loan-to-value ratio of each such other loan is equal to or lower than the loan-to-value ratio of such Loan included in the Collateral (with such loan-to-value ratio being determined, in each case, based on the ratio that the outstanding principal balance of such loan bears to the Loan Collateral Market Value of the collateral securing such loan).

“Eligible Loan Balance” means, at any time, the aggregate Unpaid Principal Balance of the Eligible Loans at such time.

“Eligible Servicer” means the Seller, the Backup Servicer, the Subservicer, the Master Agent Servicer, the Backup Master Agent Servicer or another Person approved by the Lender in its sole discretion in writing which, at the time of its appointment as Servicer, (i) is servicing a portfolio of loans, (ii) is legally qualified and has the capacity to service the Loans, (iii) has demonstrated the ability professionally and competently to service a portfolio of loans similar to the Loans with reasonable skill and care, (iv) maintains investment grade ratings from each Rating Agency and (v) is qualified and entitled to use, pursuant to a license or other written agreement, and agrees to maintain the confidentiality of, the software which the Servicer uses in connection with performing its duties and responsibilities under this Agreement or otherwise has available software which is adequate in the judgment of the Lender to perform its duties and responsibilities under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estimated Annualized Net Loss Rate” means a percentage determined as of the last day of each Settlement Period equal to (i) the product of (a) the aggregate Unpaid Principal Balance of all Loans that became Defaulted Loans during such Settlement Period (such Unpaid Principal Balance being determined without giving effect to any charge-off of such Loans), less the amount of recoveries on such Defaulted Loans reasonably expected to be received by the Borrower from the sale of the related Loan Collateral as determined by the Subservicer in good faith in accordance with its customary practices and (b) 12, divided by (ii) the Eligible Loan Balance as of the first day of such Settlement Period.

“Eurocurrency Disruption Event” means, at any time, that it shall be contrary to law or to the directive of any central bank or other Governmental Authority, as determined by the Lender in its sole discretion, for the Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Advance for such Settlement Period or the occurrence of any other event which would, in the sole determination of the Lender, make it inadvisable for the Lender to obtain funds in the London interbank market.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, conservator, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Event of Default” has the meaning set forth if Section 8.1.

“Exception Period” means, if the Seller closes a Securitization transaction that results in a reduction of at least 75% of the aggregate outstanding principal balance of the Advances under this Agreement that were outstanding immediately prior to such closing the period from and including the date of such closing to but excluding the earlier of (i) the date falling three months after the date of such closing, and (ii) the first date on which the aggregate principal balance of the Advances made under this Agreement since the date of such closing equals or exceeds $25,000,000.

“Existing Loan” means any Loan originated by the Seller on or before the Original Closing Date.

“Facility” has the meaning set forth in Section 2.1.

“Facility Limit” means $150,000,000.

“Facility Outstanding Amount” means, as of the date of determination, the aggregate Unpaid Principal Balances of all outstanding Advances on such date of determination.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” has the meaning set forth in Section 2.10.

“Fees” means all fees and other amounts payable by the Borrower to the Lender pursuant to the Fee Letter.

“Fifth Third” has the meaning set forth in the Preamble.

“Finance Charges” means, with respect to any Loan, any interest, late charges, fees and other amounts owing by an Obligor pursuant to the related Loan Documents (excluding the Unpaid Principal Balance of such Loan).

“Fitch” means Fitch, Inc. and its successors and assigns.

“Fountain Square” means Fountain Square Commercial Funding Corp., a Delaware corporation and its successors and assigns.

“Funding Agreement” means this Agreement and any liquidity agreement, credit support agreement, purchase agreement or other agreement or instrument executed by any Funding Source with or for the benefit of the Lender.

“Funding Source” means (i) Fifth Third and (ii) any other insurance company, bank or other financial institution providing liquidity, credit enhancement or back-up purchase support or facilities to the Lender.

“Funeral Home” means any Obligor under a Funeral Service Loan that is not a party to a franchise agreement with Brooke Franchise Corporation or any of its Affiliates.

“Funeral Home CPA Fee” means, with respect to any Settlement Period, the fee payable to CJD & Associates, LLC d/b/a Brooke Brokerage (or to Johnson Consulting Group, Inc.) for services rendered with respect to the Funeral Service Loans during such Settlement Period pursuant to the related Collateral Preservation Agreements, which fee shall be equal to the product of one-twelfth of 1.00% (100 basis points) multiplied by the aggregate Unpaid Principal Balance of the Funeral Service Loans on the first day of such Settlement Period.

“Funeral Service Loan” means any Loan made to an Obligor that is a Funeral Home.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any agency, department or instrumentality thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the foregoing.

“Indebtedness” of any Person means, without duplication:

(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(ii) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(iii) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities;

(iv) all obligations of such Person to pay the deferred purchase price of property;

(v) all obligations secured by an Adverse Claim (other than Permitted Liens or Permitted Real Estate Encumbrances) upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; and

(vi) all Contingent Liabilities of such Person in respect of any of the foregoing.

“Indemnified Amounts” has the meaning set forth in Section 10.1.

“Indemnified Party” has the meaning set forth in Section 10.1.

“Independent Accountants” means, Summers, Spencer & Callison or another firm of independent certified public accountants selected by the Seller and approved by the Lender (which approval may not be unreasonably withheld by the Lender).

“Individual State Concentration” means, with respect to any state, the aggregate Unpaid Principal Balance of the Eligible Loans owing by Obligors located in such state (determined by reference to the location of the chief executive office of such Obligor).

“Insurance Agreement” means any related insurance agreement that serves to secure the payment of a Loan or as collateral for such Loan other than, (i) with respect to each Brooke Insurance Loan, the Brooke Insurance Franchise Agreement between Master Agent (as assignee of Brooke Franchise Corporation) and the related Brooke Insurance Agent, and (ii) with respect to each Allstate Loan, the related Allstate Agency Agreement.

“Insurance Company Concentration” means, at any time with respect to any insurance company, the percentage of the total monthly commissions paid to Master Agent in respect of the Loans during the preceding six calendar month period (or in, the case of the first six months following the Original Closing Date, since the Original Closing Date) represented by commissions payable in respect of policies issued by such insurance company. For purposes of the foregoing, each insurance company and its Affiliates shall be treated as a single insurance company.

“Insurance Company Concentration Limit” means (i) with respect to any insurance company that has a long-term senior unsecured debt rating of at least “A2” from Moody’s, 30% and (ii) with respect to any other insurance company, 5%; provided that in the case of Bristol West Casualty Insurance Company, the Insurance Company Concentration Limit specified in clause (ii) shall be 7% rather than 5% for so long as Bristol West Casualty Insurance Company maintains a long-term senior unsecured debt rating of not less than “Baa1” from Moody’s.

“Insurance Company Trigger” means, with respect to any insurance company, that the Insurance Company Concentration for such insurance company exceeds the applicable Insurance Company Concentration Limit and such circumstance shall have remained unremedied for more than eight (8) months.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of September 15, 2006, as amended and restated as of the date hereof, among the Seller, the Master Agent, the Master Agent Servicer, the Borrower and the Lender, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” means (a) before the occurrence of the Amortization Commencement Date, (i) initially the period commencing on the date of the initial Advance (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Settlement Date, and (ii) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date, and (b) on and after the occurrence of the Amortization Commencement Date, such period (including a period of one day) as shall be selected from time to time by the Lender or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.

“Lender” has the meaning set forth in the Preamble.

“Lender Protection Addendum” means a “Lender Agreement Addendum Regarding Lender Protection” entered into by Master Agent (or Brooke Franchise Corporation as its predecessor) and a Brooke Insurance Agent in substantially the form attached hereto as Exhibit H or such other form as the Lender may approve in writing (such approval not to be unreasonably withheld or delayed).

“Letter Agreement” means that certain Letter Agreement among the Lender, the Original Borrower and the Seller dated as of September 15, 2006, as amended and restated as of the date hereof, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Lien” means any security interest, lien, charge, pledge, preference, ownership interest for purposes of security, equity or encumbrance of any kind, whether senior or subordinate, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“LIBO Rate” means, for any Interest Period, the interest rate per annum determined by the Lender by dividing (the resulting quotient rounded upwards , if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the British Banker’s Association as set forth on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association interest settlement rates for U.S. Dollar deposits) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of the applicable Interest Period by (ii) a number equal to 1.00 minus the LIBO Rate Reserve Percentage. The LIBO Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA as shown on

LIBO Rate = Dow Jones Markets Service display page 3750 or appropriate successor

1.00 - LIBO Rate Reserve Percentage

where “LIBO Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) in Regulation D of the Federal Reserve Board. The LIBO Rate shall be adjusted with respect to any Advance funded at the Alternate Rate and based upon the LIBO Rate that is outstanding on the effective date of any change in the LIBO Rate Reserve Percentage as of such effective date. The Lender shall give prompt notice to the Servicer and the Borrower of the LIBO Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Liquidated Loan” means any Loan that (i) the Servicer has determined to charge-off in accordance with the Servicing Policy and Procedures or that should have been so charged-off in accordance therewith or (ii) has been liquidated through the sale of the related Loan Collateral.

“Liquidation Proceeds” means, with respect to a Liquidated Loan, all amounts realized with respect to such Liquidated Loan net of (i) reasonable out-of-pocket expenses incurred by the Servicer in connection with the collection thereof and the repossession and disposition of the related Loan Collateral and (ii) amounts that are required to be refunded to the Obligor on such Liquidated Loan; provided, however that the Liquidation Proceeds with respect to any Liquidated Loan shall in no event be less than zero.

“Liquidation Fee” means for (i) any Advance for which Interest is computed by reference to the CP Rate and a reduction of the outstanding principal balance thereof is made for any reason or (ii) any Advance for which Interest is computed by reference to LIBO Rate and a reduction of the outstanding principal balance of such Advance is made for any reason on any day other than a Payment Date, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Liquidation Fee) which would have accrued during the Interest Period in which such reduction occurs (or, in the case of clause (i) above, during the period until the maturity of the underlying commercial paper tranches) on such Advance had such reduction not occurred, exceeds (B) the income, if any, received by the Lender from the investment of the proceeds of such reduction of principal. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Liquidity Provider” means Fifth Third, its successors and assigns, and any other Person that from time to time provides liquidity or credit support to Fountain Square whether under a liquidity asset purchase agreement or other liquidity or credit enhancement arrangement.

“Loan” means, every Loan included in the Schedule of Loans, including without limitation, all Allstate Loans, Existing Loans, Brooke Insurance Loans, Funeral Service Loans, and all rights and obligations under such Loan, whether constituting an account, chattel paper, instrument, investment property or general intangible, and including, without limitation, the obligation of any related Obligor to pay any Finance Charges with respect thereto; provided that, except as otherwise expressly provided herein, the term “Loan” shall exclude any Loan that has been released from the Collateral pursuant to Section 5.10 hereof.

“Loan Agreement” means a loan agreement entered into by and between the Seller and an Obligor in substantially the form attached hereto as Exhibits I-1, I-2 and I-3 or in such other form that (i) provides substantially the same or better protections to the Seller and does not adversely impact the collectibility of or the interest of the Lender in the subject Loans (a copy of which revised form will be delivered to the Lender by the Seller and with respect to which the Lender shall not have objected within sixty (60) days of receipt of a copy of such revised form) or (ii) the Lender may approve in writing (which approval will not be unreasonably withheld).

“Loan Collateral” means, with respect to any Loan, all of the property of the related Obligor in which a security interest has been granted to secure such Loan.

“Loan Collateral Market Value” means, at any time with respect to any Loan, the value of the related Loan Collateral, as most recently determined by the Subservicer in accordance with the Credit and Collection Policy based on (i) in the case of a Brooke Insurance Loan, the Seller’s analysis of weighted Sales Commissions and account durability; (ii) in the case of an Allstate Loan, the historical EBITDA of the relevant agency business (with the Loan Collateral Market Value not exceeding five (5) times such historical EBITDA) and (iii) in the case of a Funeral Service Loan, the lesser of (x) five (5) times the historical EBITDA of the related Funeral Home or (y) the market value of such Funeral Home as determined by an independent third-party appraiser; provided, that if the Lender shall reasonably determine that such valuation was not made in accordance with the Credit and Collection Policy, then the Loan Collateral Market Value with respect to such Loan shall be determined by the Lender acting in its good faith discretion, which determination shall be conclusive and binding absent manifest error.

“Loan Documents” means, with respect to any Loan, collectively, (i) the executed original counterpart of the Loan that constitutes “tangible chattel paper” or an “instrument” for purposes of Article 9 of the UCC and, with respect to each instrument, an allonge duly endorsing such instrument in blank or to the Lender, (ii) the related Loan Agreement, (iii) if such Loan is a Brooke Insurance Loan, the related Brooke Insurance Franchise Agreement, (iv) if such Loan is a Brooke Insurance Loan, the related Lender Protection Addendum, (v) the related Customer Files, if any, (vi) if such Loan is an Allstate Loan, the related Allstate Commission Payment Agreement, (vii) the related Collateral Preservation Agreement, (viii) the related Security Agreement and the related financing statement in substantially the form attached to Exhibit J, (ix) if such Loan is a Funeral Servicer Loan, the related Mortgage (if any), (x) any related Insurance Agreements (to the extent that such Insurance Agreements apply to such Loan) and all other insurance policies maintained by Master Agent or any Affiliate thereof or any Brooke Insurance Agent, including without limitation all professional errors and omissions policies, (xi) all guarantees relating to such Loan and (xii) all other instruments, documents and agreements executed and/or delivered under or in connection with any of the foregoing, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Lockbox” has the meaning set forth in Section 5.3(a).

“Master Agent” means Brooke Agency Services Company LLC, a Delaware limited liability company.

“Master Agent Security Agreement” means the Master Agent Security Agreement, dated as of September 15, 2006, between Master Agent and the Master Agent Trustee, as amended and restated as of the date hereof, and as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Master Agent Servicer” means Brooke Franchise Corporation, in its capacity as master agent servicer under the Master Agent Servicing Agreement, and any successor thereto in such capacity.

“Master Agent Servicer Default” has the meaning specified in Section 8.2.

“Master Agent Servicing Agreement” means the Master Agent Servicing Agreement, dated as of September 15, 2006, by and between Master Agent and the Master Agent Servicer, as amended and restate as of the date hereof, and as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Master Agent Trustee” means The Bank of New York its capacity as master agent trustee under the Master Agent Security Agreement, and any successor thereto in such capacity.

“Master Receipts Trust Account” means that certain trust account numbered 718354 maintained with The Bank of New York and owned by Master Agent to which all Sales Commissions deposited to the Receipts Trust Accounts and the Consolidation Receipts Trust Account are deposited.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) the business, financial condition, operations or prospects of the Borrower, BWF, the Seller or the Master Agent Servicer (as the context requires);

(b) the ability of the Borrower, BWF, the Subservicer, Servicer, the Seller or the Master Agent Servicer (as the context requires) to perform its obligations under any Transaction Document to which it is a party;

(c) the validity, enforceability, or collectibility of any Transaction Document;

(d) the status, existence, perfection, priority, or enforceability of any lien or security interest granted to the Lender pursuant to the Transaction Documents; or

(e) the validity, enforceability or collectibility of any Loan with an Unpaid Principal Balance in excess of $100,000 (or the Loan Documents relating to such Loan).

“Maturity Date” means the Settlement Date following the third (3rd) anniversary of the Original Closing Date.

“Maximum Note Principal Amount” means, as of any date of determination, the lesser of the Borrowing Base (as set forth on the most recently delivered Servicer’s Certificate or Borrowing Base Certificate) and the Facility Limit.

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“Mortgage” means a mortgage, deed of trust or other instrument creating a lien on any real property securing a Loan.

“Mortgaged Property” means the underlying real property or properties securing a Mortgage Loan.

“Note” means any promissory note, substantially in the form of Exhibit B, made payable to the order of the Lender or any extension, renewal or replacement of or for such a note.

“Oakmont Merger” means that certain proposed merger pursuant to which the Seller will be merged with and into Oakmont Kansas, Inc., as more fully set forth in a certain Agreement and Plan of Merger, dated as of February 8, 2007 by and among Oakmont Acquisition Corp., Oakmont Kansas, Inc., Brooke Corporation, and the Seller, a copy of which has been delivered to the Lender.

“Obligations” means (i) all of the outstanding payment obligations of the Original Borrower to the Lender arising under or in connection with the Original RFA and the Transaction Documents as such term is defined in the Original RFA, as such obligations have been assigned to and assumed by the Borrower hereby, and, without duplication, (ii) all of the obligations of the Borrower to the Lender arising under or in connection with this Agreement, the Note and each other Transaction Document to which the Borrower is a party.

“Obligor” means a Person obligated to make payments with respect to a Loan.

“Obligor Concentration” means, at any time with respect to any Obligor, the aggregate Unpaid Principal Balance of the Eligible Loans owing by such Obligor or any Affiliate of such Obligor.

“Original Borrower” means, Brooke Warehouse Funding, LLC, in its capacity as the Borrower under the Original RFA.

“Original Closing Date” means September 15, 2006.

“Original RFA” means the original Receivables Financing Agreement, dated as of September 15, 2006, between the Original Borrower, the Seller and the Lender.

“Participation Agreement” means the Participation Agreement, dated as of the date hereof, by and between the Borrower and BWF, in its capacity as Transferor, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Performance Guaranty” means the Performance Guaranty, dated September 15, 2006, executed by Brooke Corporation in favor of the Lender and acknowledged by the Borrower, as amended and restated as of the date hereof, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Permitted Liens” means such Liens that (a) are subordinate to the Liens granted to the Lender, (b) arise from any Adverse Claim for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that (i) are not yet due and payable or as to which any applicable grace period has not expired or (ii) are being contested in good faith by proper proceedings and for which adequate reserves have been established, (c) in the case of a Loan, are subordinate to the Lien of the Seller or BWF, or are subject to an intercreditor agreement, or (d) are otherwise not material and have been approved by the Servicer in accordance with the Credit and Collection Policy.

“Permitted Investments” means one or more of the following types of financial assets: (a) direct obligations of the United States of America, (b) or any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America having a maturity of one (1) year or less, (c) agency mortgage backed securities or agency collateralized mortgage obligations, (d) commercial paper rated “A-1” or better by Standard & Poor’s Ratings Services or “P-1” by Moody’s Investors Service, (e) money market mutual funds the underlying assets of which consist exclusively of financial assets which would otherwise be “Permitted Investments” under this definition, or (f) purchase and sale agreements covering financial assets that would otherwise be “Permitted Investments” hereunder and which subject such assets to a first priority perfected security interest granted by the seller, and certificates of deposit or bankers’ acceptances, in each case having a maturity of one (1) year or less and issued by Persons having the short-term ratings described in clause (d) above; provided, however, that, the maturity of any such Permitted Investment shall in no event be later than the Maturity Date.

“Permitted Loan Modification” means, with respect to any Loan other than a Defaulted Loan:

(a) the assignment and delegation by an Obligor who is a natural Person to, and the assumption by, a Person that is an entity formed for the purpose of becoming the obligor under such Loan (which entity is owned by such assigning Obligor) of all of such assigning Obligor’s right, title, interest and obligations under such Loan and all related Loan Documents, provided that such natural Person executes a personal guaranty of all of the obligations of such assignee under such Loan Documents; or

(b) (i) the release of a guarantor from its obligations under its guaranty of such Loan in connection with the sale of all of its right, title and interest in the related Obligor to a co-guarantor of such Loan, provided that such co-guarantor is a Qualified Replacement Guarantor and has entered into a personal guaranty of such Loan or (ii) the release of a guarantor from its obligations under its guaranty of such Loan in connection with the sale of all of such its right, title and interest in the related Obligor to a Person that is not a guarantor of such Loan, provided that such Person is a Qualified Replacement Guarantor and has entered into a personal guaranty of such Loan; or

(c) (i) an increase in the scheduled monthly payment amount for such Loan as result of an increase in the interest rate on such Loan or (ii) a decrease in the scheduled monthly payment amount for such Loan as result of a decrease in the interest rate on such Loan; or

(d) the authorization of a change in the office location of the Obligor of such Loan provided that such change in such office location will not result in such Loan not being an Eligible Loan; or

(e) (i) the release of all or substantially all of the Loan Collateral for such Loan in connection with the sale of all or substantially all of such Loan Collateral if, and only if, the proceeds of such sale are concurrently applied to the payment in full of the Unpaid Principal Balance of such Loan and all other amounts outstanding under the Loan Documents or (ii) the release of a portion of the Loan Collateral for such Loan in connection with the sale thereof if, and only if, the proceeds of such sale are concurrently applied to reduce the Unpaid Principal Balance of such Loan; but (x) after giving effect to such release, the ratio of the remaining Unpaid Principal Balance of such Loan to the Sales Commissions with respect to such Loan is at least equal to such ratio immediately prior to such release and (y) the aggregate Unpaid Balance of all Loans (calculated as of the dates of the related releases) being repaid in connection with all releases of the type referred to in clause (ii) above shall not exceed 7.5% of the aggregate Unpaid Principal Balance of all Loans as of the date of such release; or

(f) following the application of a principal prepayment in excess of five percent (5%) of the Unpaid Principal Balance of such Loan, calculating and effecting a new monthly payment schedule reflecting such principal application and the re-amortization of the remaining principal balance over the remaining amortization period;

but, except to the extent specifically authorized in clauses (a) through (f) above, with respect to any Loan other than a Defaulted Loan:

(A)	In no event may a Loan be extended for more than 30 days during any calendar year;

(B)	In no event may a Loan be extended more than 3 months over the life of such Loan;

(C)	In no event may the Unpaid Principal Balance of a Loan be reduced; and

(D)	The Servicer shall not amend or modify a Loan (except as provided in Section 2.2 of the Servicing Agreement ) without the consent of BWF, the Borrower and the Lender.

“Permitted Real Estate Encumbrance” has the meaning set forth in clause (xvii) of the definition of “Eligible Loan” in this Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Portfolio Financial Servicing Company” means Portfolio Financial Servicing Company, a Delaware corporation.

“Power of Attorney” means the power of attorney dated as of the date hereof and substantially in the form attached hereto as Exhibit M.

“Prime Rate” means, as of any date of determination, the rate of interest most recently published in the “Money Rates” section of The Wall Street Journal as the “prime rate” on such date of determination (or, if such rate ceases to be published by The Wall Street Journal, the “prime rate” most recently publicly announced by Fifth Third in Cincinnati, Ohio).

“Principal Balance” means, with respect to any Loan, as of any date, the sum of (i) aggregate amount advanced to or on behalf of the Obligor by the Seller under the applicable Loan Document before transfer to BWF, plus (ii) any accrued but unpaid fees and interest under any Loan Document on or prior to such date, minus (iii) that portion of all amounts received by the Servicer with respect to such Loan on or prior to such date and allocable to principal in accordance with the terms of such Loan, and minus (iv) any amount set off, reduced or cancelled in respect of such Loan due to any claim by the related Obligor against the Seller, BWF, the Borrower or any other Person (whether such claim arises out of the same or a related transaction or an unrelated transaction).

“Program Fee” has the meaning specified in the Fee Letter.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of September 15, 2006, between the Seller and BWF, in its capacity as Purchaser, as amended and restated as of the date hereof, and as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Purchaser” means BWF, in its capacity as the purchaser under the Purchase and Sale Agreement and any successor thereto or assignee thereof approved in writing by the Lender in its sole discretion.

“Qualified Replacement Guarantor” means a Person seeking to assume all obligations pursuant to a personal guaranty of a Loan and whom: (a) with respect to any Brooke Insurance Loan or Allstate Loan, (i) has a valid current insurance agent’s license, (ii) has three or more years of insurance experience, and (iii) has not been subject to disciplinary action by any state or federal regulator which resulted in a material monetary fine or suspension of a professional license; and (b) with respect to any Loan, (i) has a net worth equal to or in excess of the net worth of the guarantor such Person seeks to replace, and (ii) otherwise generally meets the Subservicer’s underwriting guidelines.

“Rating Agency” means Moody’s, Fitch or Standard and Poor’s.

“Receipts Trust Account” has the meaning specified in the Master Agent Security Agreement.

“Receipts Trust Agreement” means that certain Receipts Trust Agreement dated November 1, 2003 between the Master Agent and First National Bank and Trust of Phillipsburg, Kansas, as trustee, in substantially the form attached hereto as Exhibit K (or such other form as the Lender may approve in writing (such approval not to be unreasonably withheld or delayed)).

“Record Date” means the last day of each calendar month.

“Records” means all Loan Documents, Brooke Insurance Franchise Agreements and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software (to the extent permitted by any applicable licenses) and related property and rights) directly related to the Loans or the servicing thereof.

“Related Security” means with respect to any Loan:

(i) the Custodian Files and other Records relating to such Loan;

(ii) the Loan Collateral securing such Loan;

(iii) any and all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such Loan;

(iv) all guarantees, indemnities, warranties, letters of credit, escrow accounts, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of the such Loan;

(v) all insurance proceeds or Liquidation Proceeds from such Loan; and

(vi) all proceeds of the foregoing.

“Revolving Period” means the period commencing on the Closing Date and ending at the end of the Business Day preceding the Amortization Commencement Date.

“Sales Commissions” means (i) with respect to any Brooke Insurance Loan, all of the related Franchise Agent’s right, title and interest in the “Sales Commissions” as such term is defined in the related Brooke Insurance Franchise Agreement, (ii) with respect to any Allstate Loan, all commissions to which the related Allstate Agent is entitled pursuant to the applicable Allstate Agency Agreement and (iii) with respect to any Funeral Service Loan, all of the related Funeral Home’s right, title and interest in the “Insurance Sales Commissions” as such term is defined in the related Loan Agreement.

“Schedule of Loans” has the meaning specified in the Purchase and Sale Agreement.

“Security Agreement” means a security agreement entered into by and between the Seller and an Obligor in substantially the form attached to Exhibit J or in such other form that (i) provides substantially the same or better protections to the Seller and does not adversely impact the collectibility of or the interest of the Lender in the subject Loans (a copy of which revised form will be delivered to the Lender by the Seller and with respect to which the Lender shall not have objected within sixty (60) days of receipt of a copy of such revised form) or (ii) the Lender may approve in writing, which approval will not be unreasonably withheld.

“Secured Parties” means, collectively, the Lender, the Servicer, the Backup Servicer, the Affected Parties, the Indemnified Parties and each of their respective successors and assigns.

“Securitization” means a transaction undertaken by the Seller or any of its Affiliates involving the direct or indirect sale or other conveyance of loans originated by the Seller to a Person that shall privately or publicly sell securities (including, without limitation, notes and pass-through certificates) backed by such loans to third-party investors.

“Seller” has the meaning set forth in the Preamble and any successor thereto or assignee thereof approved in writing by the Lender in its sole discretion.

“Seller’s Note and Warrant Purchase Agreement” means that certain Note and Warrant Purchase Agreement, dated as of October 31, 2006, by Seller and the certain purchasers party thereto, for Senior Secured Notes due April 30, 2013, without amendment, restatement, supplement or modification.

“Senior Participation Interest” means the senior undivided percentage ownership interest, held by the Borrower, in all of the assets of BWF, including the Loans and Related Security owned by BWF, as more fully set forth in the Participation Agreement.

“Servicer” means Textron, in its capacity as servicer pursuant to the Servicing Agreement, and any successor thereto in such capacity.

“Servicer Termination Event” has the meaning set forth in the Servicing Agreement.

“Servicer’s Certificate” means a certificate, substantially in the form attached hereto as Exhibit E, completed by and executed on behalf of the Servicer, furnished to the Lender by the Servicer on the Business Day immediately preceding each Settlement Date (i) summarizing the activity of the Facility and the status of the outstanding Loans as of the end of the immediately preceding Settlement Period, (ii) reflecting, among other items, Collections, delinquencies, defaults, losses, adjustments, and disbursements, payments, and the remaining term of the Loans during the immediately preceding Settlement Period, and (iii) containing a properly completed and executed Borrowing Base Certificate calculated as of the end of the immediately preceding Settlement Period.

“Servicing Agreement” means the Servicing Agreement, dated as of September 15, 2006, by and among the Original Borrower, the Servicer, the Subservicer and the Lender, as amended and restated as of the date hereof; as the same may be amended, restated, modified or supplemented from time to time.

“Servicing Fee” means, as of any Settlement Date, an amount equal to the product of (i) the Servicing Fee Rate and (ii) the Unpaid Principal Balance of the Loans as of the Record Date for the Collection Period immediately preceding such Settlement Date.

“Servicing Fee Rate” means 0.355% per annum.

“Servicing Policy and Procedures” has the meaning set forth in the Servicing Agreement.

“Settlement Date” means with respect to any Advance for any Settlement Period, (i) prior to the Maturity Date, the 15th day of each calendar month (or the next succeeding Business Day if such day is not a Business Day) beginning with August 15, 2006 and (ii) on and after the Maturity Date, each day selected from time to time by the Lender (it being understood that the Lender may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the date specified in clause (i) above.

“Settlement Period” means, (a) initially, the period commencing on the Closing Date and ending on the last day of the calendar month, and (b) thereafter, (i) prior to the Maturity Date, each successive period commencing on the first day of the calendar month and ending on the last day of such calendar month and (ii) on and after the occurrence of the Amortization Commencement Date, such period (including a period of one day) as shall be selected from time to time by the Lender or, in the absence of any such selection, each period of 30 days from the last day of the preceding Settlement Period.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.

“Subservicer” means the Seller, in its capacity as subservicer under the Subservicing Agreement, and any successor thereto in such capacity.

“Subservicing Agreement” means the Subservicing Agreement of even date herewith between the Subservicer and the Servicer, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Subsidiary” means, with respect to a corporation, limited liability company or other similar business entity, another corporation, limited liability company or similar business entity of which it owns at least a majority of all shares, options, warrants, general or limited partnership interests or other equivalent interests (regardless of how designated) of or in the corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined under the Securities Exchange Act of 1934, as amended).

“Summers, Spencer & Callison” means Summers, Spencer & Callison CPAs, Chartered, a certified public accounting firm.

“Swap Rate” means, on any date, the fixed rate that would be payable under an interest rate swap transaction in exchange for a floating one-month LIBOR payment from the counterparty thereunder through the end of the current calendar year, as determined by the Lender in consultation with the Subservicer.

“Textron” means Textron Business Services, Inc., a Delaware corporation.

“The Bank of New York”, means The Bank of New York, a New York banking corporation

“Transaction Documents” means, collectively, this Agreement, Assignment of Obligations, the Note, the Fee Letter, the Purchase and Sale Agreement; the Participation Agreement, the Collateral Assignment of Participation Agreement; the Servicing Agreement, the Master Agent Servicing Agreement, the Master Agent Security Agreement, the Subordination Agreement, the Intercreditor Agreement, the Performance Guaranty, the Letter Agreement, the Subservicing Agreement, the Backup Servicing Agreement, the Backup Master Agent Servicing Agreement, the Allstate Subservicing Agreement, each Trust Account Control Agreement, each Trust Account Intercreditor Agreement, each Assignment, the Collection Account Agreement and all other instruments, documents and agreements executed in connection with any of the foregoing. The Transaction documents executed by any party are referred to herein as “such party’s Transaction documents,” “its Transaction documents” or by a similar expression.

“Transferor” means BWF in its capacity as the transferor under the Participation Agreement and any successor thereto or assignee thereof approved in writing by the Lender in its sole discretion.

“Trust Accounts” means, collectively, the Consolidation Receipts Trust Account, the Allstate Receipts Trust Account and the Master Receipts Trust Account.

“Trust Account Control Agreement” means, with respect to any Trust Account, an agreement in substantially the form attached hereto as Exhibits L-1, L-2 and L-3, respectively, covering such Trust Account duly executed by Master Agent, the Master Agent Trustee and the bank at which such account is maintained.

“Trust Account Intercreditor Agreement” means (i) the Amended & Restated Account Intercreditor Agreement dated as of March 1, 2005, among the Master Agent, The Bank of New York and the other parties thereto, regarding the Consolidated Receipts Trust Account and the Master Receipts Trust Account, as amended by various amendments, the Fifth Third Amendment dated as of September 15, 2006 (as such amendment is amended and restated as of the date hereof), and as the same may be further amended, restated, supplemented or otherwise modified from time to time, and the (ii) the Amended & Restated Account Intercreditor Agreement dated as of December 1, 2005, among the Master Agent, The Bank of New York and the other parties thereto, regarding the Allstate Receipts Trust Account, as amended by various amendments and the Fifth Third Amendment dated as of September 15, 2006 (as such amendment is amended and restated as of the date hereof), and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Undercollateralization Event” means, on any date of determination, that the aggregate Unpaid Principal Balance of the Advances exceeds the Borrowing Base, provided that if such excess results from a reduction in the Advance Rate, such event shall not be deemed to occur within three (3) months after the date of such reduction in the Advance Rate.

“Unpaid Principal Balance” means, at any time, with respect to (a) any Loan, the unpaid principal balance thereof, (b) the Note, the unpaid principal balance thereof and (c) any Advance, the unpaid principal balance thereof, in each case to include any interest accrued, if any.

“Weighted Average Life” means, with respect to all Eligible Loans, the weighted average maturity of the Eligible Loans determined pursuant to a methodology agreed to by the Seller and the Lender prior to the Closing Date.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this

Agreement, the Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The words “including” and “includes” and words of similar import when used in this Agreement shall not be limiting and shall mean “including, without limitation,” or “includes without limitation”, as the case may be.

(d) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Ohio, and not specifically defined herein, are used herein as defined in such Article 9 or any other article of the UCC in the State of Ohio.

ARTICLE II

THE FACILITY, ADVANCE PROCEDURES AND NOTES

Section 2.1 Facility.

(a) General Terms. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and thereafter and prior to the Amortization Commencement Date, the Lender shall make advances to the Borrower on a revolving basis (each, an “Advance”) in such amounts as may be requested by the Borrower pursuant to Section 2.2 (the “Facility”). Within the limits of the Facility, the Borrower may borrow, prepay and reborrow under this Section 2.1.

(b) Limits on Advances. Section 2.1(a) notwithstanding, under no circumstances shall (i) the Facility Outstanding Amount exceed the Maximum Note Principal Amount, or shall the Lender be obligated to make any Advance if after giving effect to such Advance the Facility Outstanding Amount would exceed the Maximum Note Principal Amount; (ii) the Facility Outstanding Amount exceeds the Facility Limit or the Borrowing Base; (iii) Lender be obligated to make any Advance if, after giving effect to such Advance, the Facility Outstanding Amount would exceed its Commitment Amount; and (iv) the Lender be obligated to make any Advance after the occurrence and during the continuation of Default or an Event of Default.

Section 2.2 Advance Procedures. Subject to the satisfaction of the conditions precedent set forth in Article IV and the limitations set forth in Section 2.1, the initial Advance and each subsequent Advance shall be made on not less than two (2) Business Days’ notice from the Borrower to the Lender. Each notice shall specify (A) the aggregate amount of such Advance, which shall be in an amount equal to or greater than $250,000 and (B) the date of such Advance. Each such notice shall be: (i) in the form of Exhibit A hereto, (ii) irrevocable, notwithstanding the failure of the Lender to provide any written request therefor or written confirmation thereof, (iii) effective upon receipt by the Lender and (iv) delivered in writing to the Lender by facsimile or email transmission. For purposes hereof, a notice delivered by telephone is deemed received by the Lender if such notice is confirmed in writing by the Borrower in the form of Exhibit A hereto. Any such notice received by the Lender after 12:00 p.m. Cincinnati time will be deemed to have been delivered on the following Business Day. Only four (4) such notices may be delivered by the Borrower during any calendar month. On the date specified for such Advance in such notice, the Lender shall, upon satisfaction of the applicable conditions set forth in Article IV, make available to the Borrower in same day funds, the amount of such Advance by payment to the account which the Borrower has designated in writing.

Section 2.3 Funding. Each Advance shall be funded by the Lender at the CP Rate (each such Advance, a “CP Rate Advance”), unless the Lender determines in its sole discretion that the CP Rate is unavailable as to all or a portion of such requested Advance or that it is not advisable to fund such Advance at the CP Rate, in which case such Advance (or a portion thereof) shall be funded at the Alternate Rate (each such Advance, an “Alternate Rate Advance”). Alternate Rate Advances and CP Rate Advances may be outstanding at the same time.

Section 2.4 Lender Determination of LIBO Rate Binding. Each determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Lender, upon written request of the Borrower, shall deliver to the Borrower a statement showing the computations used by the Lender in determining the applicable LIBO Rate hereunder.

Section 2.5 [Intentionally deleted]

Section 2.6 [Intentionally deleted]

Section 2.7 Use of Proceeds. The Borrower will use the proceeds of Advances hereunder solely to purchase the Senior Participation Interest in Eligible Loans from BWF in accordance with the terms of the Participation Agreement and BWF will use the proceeds of such transfer to purchase the Eligible Loans from the Seller in accordance with the terms of the Purchase and Sale Agreement.

Section 2.8 Note. All Advances made by the Lender hereunder shall be evidenced by and repayable in accordance with the Note issued by the Borrower to the Lender in the stated principal amount equal to the Facility Limit. The aggregate Unpaid Principal Balance of the Note shall bear interest as set forth in Section 2.9, and shall be payable on the Maturity Date.

Section 2.9 Interest on Note. The Borrower hereby agrees to pay interest on the Unpaid Principal Balance of the Note for the period commencing on the date of this Agreement until the Unpaid Principal Balance of the Note is paid in full, as follows:

(a) Advances. With respect to all Advances, subject to Section 2.9(b), (i) while any outstanding principal of an Advance constitutes a CP Rate Advance, the Unpaid Principal Balance thereof shall bear interest at an annual rate equal to the CP

Rate, and (ii) while any outstanding principal of an Advance constitutes an Alternate Rate Advance, (x) if such Alternate Rate Advance is made at the Base Rate, the Unpaid Principal Balance thereof shall bear interest at an annual rate at all times equal to the Base Rate as applicable to such Alternate Rate Advance and (y) if such Alternate Rate Advance is made at the LIBO Rate, the Unpaid Principal Balance thereof shall bear interest at a rate equal to the LIBO Rate applicable to such Alternate Rate Advance.

(b) Default Rate. From and after the occurrence of a Default or Event of Default and continuing thereafter, until such Event of Default shall have been remedied to the written satisfaction of the Lender, the Unpaid Principal Balance of each Advance shall bear interest, until paid in full, at a rate of interest two percent (2%) per annum higher than the interest rate that otherwise would have applied to such Advance. In addition, any and all fees, indemnification obligations and other obligations not paid when due shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the Base Rate and (ii) two percent (2%) per annum (each interest rate described in this subsection (b), a “Default Rate”).

Section 2.10 Fees. The Borrower shall pay to the Lender certain Fees in the amounts and on the dates set forth in the letter agreement between the Lender and the Original Borrower dated as of September 15, 2006, and as supplemented, as of the date hereof, between the Lender and the Borrower (as the same may be amended, restated, supplemented or otherwise modified, the “Fee Letter”).

Section 2.11 Breakage Costs.

(a) The Borrower shall indemnify the Lender and any Liquidity Provider against any loss, reasonable cost or reasonable expense incurred by the Lender and such Liquidity Provider, as a direct result of the Borrower’s failure to perform its obligations under this Agreement causing the failure of any Advance to be made on the date specified by the Borrower pursuant to Section 2.2 (and, for the avoidance of doubt, other than by reason of (x) the Lender failing to make the funds available to the Borrower in accordance with its obligations hereunder or (y) any declaration, termination, and reallocation made by the Lender pursuant to Section 2.15(b), including any loss, reasonable cost or reasonable expense incurred by the Lender or such Liquidity Provider by reason of the liquidation or reemployment of funds acquired by the Lender or such Liquidity Provider (including funds obtained by issuing commercial paper, obtaining deposits as loans from third parties and reemployment of funds) to fund such Advance).

(b) The Borrower further agrees to pay all Liquidation Fees associated with a reduction of the Facility Outstanding Amount, if any.

(c) A certificate as to any loss, expense or Liquidation Fees payable pursuant to this Section 2.11, including a calculation of such amount, submitted by the Lender or any Liquidity Provider to the Borrower shall be conclusive in the absence of demonstrable error. The Borrower shall pay such amount within three (3) Business Days of receiving the Lender’s or any Liquidity Provider’s written demand therefor.

Section 2.12 [Intentionally deleted].

Section 2.13 Payments.

(a) Making of Payments.

(i) All payments of principal and interest due under the Facility shall be made by the Borrower or the relevant Brooke Party to the Lender pursuant to Article III. All payments of fees pursuant to Section 2.10 shall be made by the Borrower or the Servicer pursuant to Article III for the exclusive account of the Lender. All such payments shall be made to the Lender at its office in Cincinnati, not later than 12:00 noon, Cincinnati time, on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received by the Lender on the next Business Day.

(ii) If the Borrower or any other Brooke Party fails to make any payment or deposit required to be made by such Borrower or such other Brooke Party hereunder when due (taking into account any required notices and cure periods), such Borrower or any such Brooke Party shall, to the extent permitted by law, pay to the Lender interest on such amount at the Default Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Any Obligation hereunder shall not be reduced by the amount of any Collections if such Collections are rescinded or required to be returned to the related Obligor or any Brooke Party or any other Person for any reason. Interest accruing on all Advances, the fees described in Section 2.10 , and all other fees, indemnification obligations, and other obligations shall be computed on the basis of actual number of days elapsed in a year of three hundred sixty (360) days.

(b) Effect of Payments. Each payment by the Subservicer, the Master Agent Servicer or any other Person to the account of the Lender pursuant to Section 2.13(a), shall be deemed to constitute payment by the Borrower directly to the Lender, provided, however, that in the event any such payment by the Borrower or such other Person is required to be returned to the Borrower or such other Person for any reason whatsoever, then the Borrower’s obligation to the Lender with respect to such payment shall be deemed to be automatically reinstated.

(c) Setoff. The Borrower agrees that the Lender shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any amount is due and owing by the Borrower or the Subservicer, as applicable, under this Agreement to the Lender at a time when an Event of Default has occurred and is continuing hereunder, the Lender may apply any and all balances, credits, and deposits, accounts, or moneys of the Borrower or the Subservicer, respectively, then or thereafter in the possession of the Lender (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

(d) Due Date Extension. If any payment of principal or interest on any Advance or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

Section 2.14 Application of Certain Payments.

(a) During the Revolving Period, each payment of principal of the Advances shall be applied to such Advances allocated to such Interest Periods as the Borrower shall direct.

(b) During the Amortization Period and after the occurrence and during the continuation of an Event of Default, each payment of principal of the Advances shall be applied as the Lender shall determine in its sole discretion.

Section 2.15 Increased Costs; Capital Adequacy; Eurocurrency Disruption Event.

(a) If after the date hereof, the Lender or any of its Affiliates (each an “Affected Party”) shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation or any accounting principle (including, without limitation, any applicable law, rule or regulation or accounting principle regarding or affecting capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or accounting body charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority or accounting body (a “Regulatory Change”): (i) which subjects any Affected Party to any charge or withholding on or with respect to any Funding Agreement or an Affected Party’s obligations under a Funding Agreement, or on or with respect to the Loans, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of an Affected Party) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant to a Funding Agreement or (iii) which imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Funding Agreement, reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Funding Agreement, reduce the amount of any sum received or receivable by a Affected Party under a Funding Agreement, or require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Lender by the submission of the certificate described below, the Borrower shall pay to the Lender, for the benefit of the relevant Affected Party, such amounts as are necessary to compensate such Affected Party for such increased cost, reduction or payment. Any such Affected Party shall deliver to the Borrower a certificate setting forth in reasonable detail the amounts so required to compensate such Affected Party, which certificate shall be conclusive and binding for all purposes, absent manifest error.

(b) If the Lender determines that a Eurocurrency Disruption Event has occurred, the Lender shall so notify the Borrower, whereupon all Advances in respect of which interest accrues at the Alternate Rate determined by reference to the LIBO Rate for the then-current Settlement Period shall immediately be converted into Advances in respect of which interest accrues at the Alternate Rate determined by reference to the Base Rate for the remainder of such Settlement Period.

Section 2.16 Taxes.

(a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by any Brooke Party shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on any Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Brooke Party or the Lender is required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Party, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Brooke Party or the Lender, as the case may be, shall make such deductions and (iii) such Brooke Party or the Lender, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Affected Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Affected Party and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date the Affected Party delivers to the Borrower (with a copy to be delivered to the Lender) a written demand therefor together with a certificate as to the amount of such indemnification setting forth, in reasonable detail, the basis for and the calculation thereof, which certificate shall, absent manifest error, be conclusive and binding.

(d) Each Funding Source who is organized outside the United States shall, prior to the date hereof (or, in the case of any Person who becomes a Funding Source after the date hereof, prior to the date on which it so becomes a Funding Source), deliver to the Borrower and the Lender such certificates, documents or other evidence, as required by the IRC or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Funding Source establishing that such payment is (i) not subject to withholding under the IRC because such payment is effectively connected with the conduct by such Funding Source of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. Each such Funding Source that changes its funding office shall promptly notify the Borrower and the Lender of such change and, upon written request from the Borrower or the Lender, shall deliver any new certificates, documents or other evidence required pursuant to the preceding sentence prior to the immediately following due date of any payment by the Borrower hereunder. Unless the Borrower and the Lender have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, notwithstanding paragraph (a), the Borrower or the Lender shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Funding Source organized under the laws of a jurisdiction outside the United States.

(e) The Borrower shall not be required to pay any amounts to any Affected Party in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts would not have arisen but for a failure by such Affected Party to comply with the provisions of paragraph (d) above unless such Affected Party is unable to comply with paragraph (d) because of (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (or, in the case of any Person who became an Affected Party after the date hereof, after the date on which it so became an Affected Party).

Section 2.17 [Intentionally deleted]

Section 2.18 [Intentionally deleted]

Section 2.19 Lender’s Termination Option. If the institution providing liquidity to Lender’s commercial paper program terminates its commitment and Lender is unable to find a suitable replacement facility, Lender may terminate its obligations under this Agreement on each anniversary of the Original Closing Date, provided that the Lender notifies the Borrower in writing at least sixty (60) days before the anniversary of the Original Closing Date when such termination would become effective.

ARTICLE III

ORDER OF DISTRIBUTION OF COLLECTIONS

Section 3.1 Order of Distribution of Collections Prior to an Event of Default or Upon Maturity. On each Settlement Date prior to the Maturity Date, so long as no Event of Default shall have occurred and be continuing, the Collection Account Bank will, based on the Servicer’s Certificate, and if such Servicer’s Certificate is not provided, upon the written instruction of the Lender, distribute all Collections and any other amounts received by the Borrower or any other Brooke Party or the Servicer under or in connection with the Loans in the following order:

(a) First, on a pari passu basis, to pay the accrued and theretofore unpaid (i) Backup Servicing Fees, or if the Backup Servicer is acting as the Servicer, to pay the accrued and theretofore unpaid Servicing Fee to the Backup Servicer in accordance with the Backup Servicing Agreement, (ii) to the Custodian, the Custodian Fees and (iii) to the Collection Account Bank, the Collection Account Bank Fees;

(b) Second, if none of the Brooke Parties nor any of their respective Affiliates nor the Backup Servicer is the Servicer, to pay to the Servicer an amount equal to the accrued and unpaid Servicing Fee and any accrued and theretofore unpaid Servicer’s expenses;

(c) Third, to pay to, on a pari passu basis, (i) the Servicer, any accrued and unpaid Allstate CPA Fee for services rendered with respect to each Allstate Loan pursuant to the related Collateral Preservation Agreements, (ii) Master Agent (or to the Master Agent Servicer on behalf of Master Agent), any accrued and unpaid Brooke Insurance CPA Fee for services rendered with respect to each Brooke Insurance Loan pursuant to the related Collateral Preservation Agreement, and (iii) CJD & Associates, LLC d/b/a Brooke Brokerage, any accrued and unpaid Funeral Home CPA Fee for services rendered with respect to each Funeral Service Loan pursuant to the related Collateral Preservation Agreement;

(d) Fourth, to pay the accrued and theretofore unpaid fees, expenses and indemnity obligations owed by any Brooke Party to the Lender;

(e) Fifth, to pay accrued interest on the Advances to the Lender;

(f) Sixth, to make any mandatory prepayment of the principal of the Advances to comply with the Borrowing Base requirements or other requirements set forth in this Agreement;

(g) Seventh, to pay the Unpaid Principal Balance of the Advances that became due and payable during the related Settlement Period to the Lender;

(h) Eighth, to pay to the Servicer (if the Servicer is a Brooke Party or any of their respective Affiliates) an amount equal to the accrued and theretofore unpaid Servicing Fee and any accrued and unpaid Servicer’s expenses; and

(i) Ninth, thereafter, to pay any remaining amounts to the Borrower (if so directed, to one or more accounts designated by the Borrower).

Section 3.2 Order of Distribution of Collections After an Event of Default or Upon Maturity. On each Settlement Date, after the Maturity Date or if an Event of Default shall have occurred and be continuing, the Collection Account Bank will, based on the Servicer’s Certificate, and if such Servicer’s Certificate is not provided, upon the written instruction of the Lender, distribute all Collections and any other amounts received by the Borrower or any other Brooke Party or the Servicer under or in connection with the Loans in the following order:

(a) First, on a pari passu basis, to pay the accrued and theretofore unpaid (i) Backup Servicing Fees, or if the Backup Servicer is acting as the Servicer, to pay the accrued and theretofore unpaid Servicing Fee to the Backup Servicer in accordance with the Backup Servicing Agreement, (ii) to the Custodian, the Custodian Fees and (iii) to the Collection Account Bank, the Collection Account Bank Fees;

(b) Second, if none of the Brooke Parties nor any of their respective Affiliates is the Servicer, to pay to the Servicer an amount equal to the accrued and theretofore unpaid Servicing Fee and Servicer’s expenses;

(c) Third, to pay to, on a pari passu basis, (i) the Servicer, any accrued and unpaid Allstate CPA Fee for services rendered with respect to each Allstate Loan pursuant to the related Collateral Preservation Agreements, (ii) Master Agent (or to the Master Agent Servicer on behalf of Master Agent), any accrued and unpaid Brooke Insurance CPA Fee for services rendered with respect to each Brooke Insurance Loan pursuant to the related Collateral Preservation Agreement, and (iii) CJD & Associates, LLC d/b/a Brooke Brokerage, any accrued and unpaid Funeral Home CPA Fee for services rendered with respect to each Funeral Service Loan pursuant to the related Collateral Preservation Agreement;

(d) Fourth, to pay the accrued and theretofore unpaid fees, expenses and indemnity obligations owed by any Brooke Party to the Lender;

(e) Fifth, to pay accrued and theretofore unpaid interest on the Advances to the Lender;

(f) Sixth, to pay the Servicer (if the Servicer is a Brooke Party or any of their respective Affiliates) an amount equal to the accrued and unpaid Servicing Fee and any accrued and unpaid Servicer’s expenses;

(g) Seventh, to pay the Unpaid Principal Balance of the Advances to the Lender; and

(h) Eighth, thereafter, to pay any remaining amounts to the Borrower (if so directed, to one or more accounts designated by the Borrower).

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Closing. The obligations of the Lender under this Agreement required to be fulfilled on or before the Closing Date is subject to its receipt, on or before the Closing Date, of each of the following, each (unless otherwise expressly stated) in form and substance satisfactory to the Lender:

(a) this Agreement; properly executed on behalf of the Borrower;

(b) the Note, properly executed on behalf of the Borrower;

(c) the Assignment of Obligations, property executed by each of the Original Borrower and the Borrower;

(d) the fully executed Fee Letter;

(e) the Performance Guaranty, properly executed on behalf of Brooke Corporation for the benefit of the Lender;

(f) the Custodial Agreement, properly executed on behalf of the Custodian, the Borrower and the Lender;

(g) the Purchase and Sale Agreement, properly executed on behalf of BWF and the Seller;

(h) the Participation Agreement, properly executed on behalf of the Borrower and BWF;

(i) the Collateral Assignment of Participation Agreement; properly executed on behalf of the Borrower, BWF and the Lender;

(j) the Servicing Agreement, properly executed on behalf of the Lender, the Borrower, BWF, the Subservicer and the Servicer;

(k) the Backup Servicing Agreement, properly executed by the Borrower, the Servicer, BWF, the Lender and the Backup Servicer;

(l) the Collection Account Agreement, properly executed by BWF, the Collection Account Bank and the Lender and the account number assigned by the Collection Account Bank to the Collection Account pursuant to such Collection Account Agreement;

(m) financing statements sufficient when filed (in the judgment of the Lender) to perfect the Security Interest granted to the Lender hereunder;

(n) current searches of appropriate filing offices showing that no state or federal tax liens have been filed and remain in effect against the Borrower, BWF, or the Seller, and that no financing statements or other notifications or filings have been filed and remain in effect against the Borrower, BWF, or the Seller with respect to any Collateral, other than those for which the Lender has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 8.1;

(o) a certified copy of the resolutions of the board of directors of each Brooke Party, the Servicer and the Backup Servicer evidencing approval of all Transaction Documents and the other matters contemplated hereby;

(p) copies of the organizational documents of the Borrower certified by the Secretary or Assistant Secretary of the Borrower as being true and correct copies thereof;

(q) a certificate of good standing with respect to each Brooke Party, the Servicer and the Backup Servicer dated not more than thirty (30) days prior to the date hereof, and evidence satisfactory to the Lender that such Brooke Party, the Servicer and the Backup Servicer are qualified to conduct its business in each state where it presently conducts such business if failure to obtain any such qualification or licensing could have a Material Adverse Effect;

(r) a certificate of the Secretary or an Assistant Secretary of each Brooke Party, the Servicer and the Backup Servicer, which shall certify the names of the officers of the relevant Person authorized to sign the Transaction Documents and the other documents or certificates to be delivered pursuant to this Agreement, including requests for Advances, together with the true signatures of such officers. The Lender may conclusively rely upon such certificates until they shall receive a further certificate of the Secretary or an Assistant Secretary of each Brooke Party, the Servicer and the Backup Servicer (as the case may be) canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(s) payment of all fees owed as of the Closing Date to the Lender under this Agreement, the Fee Letter, or otherwise;

(t) audited financial statements for the period ended December 31, 2006, for Brooke Corporation and unaudited pro forma financial statements for the period ended December 31, 2006, for Seller;

(u) a signed copy of one or more opinions of counsel for the Borrower, including a substantive non-consolidation opinion, a perfection opinion, tax opinion, standard corporate, authority and enforceability opinions, all in form and substance satisfactory to the Lender and addressed to the Lender;

(v) a signed copy of one or more opinions of counsel for BWF, in its capacity as Purchaser under the Purchase and Sale Agreement, including a true sale opinion, a substantive non-consolidation opinion, a perfection opinion, tax opinion, standard corporate, authority and enforceability opinions, all in form and substance satisfactory to the Lender and addressed to the Lender;

(w) a signed copy of one or more opinions of counsel for the Custodian and the Servicer including standard corporate, authority and enforceability opinions, all in form and substance satisfactory to the Lender and addressed to the Lender;

(x) a Borrowing Base Certificate as of a date not more than one (1) Business Day prior to the Closing Date, together with evidence satisfactory to the Lender of delivery to the Custodian of Custodian File for all Eligible Loans therein described, and of compliance with the Borrowing Base;

(y) the account number assigned by the Collection Account Bank to the Collection Account pursuant to the Collection Account Agreement;

(z) each Trust Account Intercreditor Agreement, as amended, properly executed by each of the parties thereto;

(aa) all powers of attorney that are required under this Agreement;

(bb) evidence satisfactory to the Lender that all waivers, consents, approvals and authorizations required for the Borrower, BWF, the Seller and the Servicer to execute, deliver, and perform its obligations under the Transaction Documents have been obtained; and

(cc) such other documents as the Lender may reasonably request.

Section 4.2 Conditions Precedent to All Advances. Each Advance (including the initial Advance) shall be subject to the further conditions precedent that:

(a) no later than the Business Day prior to the date of such Advance, the Borrower shall have delivered to the Lender, in form and substance reasonably satisfactory to the Lender, a completed Borrowing Base Certificate containing information accurate as of a date no more than two (2) Business Days prior to the date of such Advance

(b) on the date of such Advance, the following statements shall be true and correct as of the date of such Advance (and the Borrower shall be deemed to have represented and warranted that the following statements are true and correct as of the date of such Advance):

(i) the representations and warranties contained in Article VI and the representations and warranties of the other Brooke Parties contained in the other Transaction Documents are true and correct on and as of such date as though made on and as of such date;

(ii) no Material Adverse Effect has occurred or is expected to occur;

(iii) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or Event of Default

(iv) the Amortization Commencement Date has not occurred; and

(v) no Insurance Company Trigger has occurred and is continuing; and

(c) after giving effect to such Advance, all Loans included in the calculation of the Borrowing Base shall be Eligible Loans.

The acceptance of any Advance by the Borrower shall be deemed to be a representation and warranty by the Borrower that all conditions precedent set forth in this Article IV applicable to such Advance shall have been fulfilled or waived in writing by the Lender.

ARTICLE V

GRANT OF SECURITY INTERESTS

Section 5.1 Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations pursuant to this Agreement and each other Transaction Document, the Borrower hereby assigns and pledges to the Lender and grants to the Lender a first priority security interest in and lien upon, all of the Borrower’s right, title and interest in, to and under the following, in each case whether tangible or intangible now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):

(a) all of the Borrower’s right and title to, and interest in the Senior Participation Interest, pursuant to the Participation Agreement and evidenced by any UCC financing statements filed by the Borrower against BWF under or in connection with the Participation Agreement and the Senior Participation Interest, including, without limitation, all other moneys due and to become due under or in connection with any of the foregoing (whether in respect of principal, interest, fees, expenses, indemnities, or otherwise);

(b) all of the Borrower’s right and title to, and interest in the Participation Agreement as more fully set forth therein and as such Participation Agreement has been collaterally assigned to the Lender pursuant to the Collateral Assignment of Participation Agreement, including, but not limited to, the Borrower’s rights and interests under the following:

(i) the Purchase and Sale Agreement,

(ii) the Servicing Agreement and all other Transaction Documents (other than this Agreement) now or hereafter in effect relating to the acquiring, servicing or processing of the Loans (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) the Borrower’s right of foreclosure as lienholder of the property underlying the Loans owned by BWF, (iv) all claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (v) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;

(iii) the Collection Account, each Trust Account and all other bank and similar accounts and lock-boxes relating to the collection of the Loans and the Related Security and all funds held therein or in such other accounts relating to the Loans and Related Security, and all investments made with funds relating to the Loans and the Related Security in the Collection Account, the Trust Accounts and such other accounts and lock-boxes;

(c) all equipment, inventory, accounts, general intangibles, payment intangibles, instruments, investment property, documents, chattel paper, goods, moneys, letters of credit, letter of credit rights, certificates of deposit, deposit accounts and all other property and interests in property of the Borrower, whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located;

(d) all proceeds of the foregoing property described in clauses (a) and (b) above, including, without limitation, proceeds which constitute property of the type described in clauses (a) and (b) above and, to the extent not otherwise included, all (i) payments under any insurance policy (whether or not the Lender is the loss payee thereof), indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing and (ii) interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing Collateral; and

(e) all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement, including the deposit with the Lender or the Custodian of additional moneys by the Borrower; and

(f) all proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in Section 5.1(e) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Lender or any assignee or agent on behalf of the Lender is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 5.2 Application of Collections to Loans. For the purposes of this Agreement, all Collections for a Collection Period shall be applied by the Servicer with respect to each Loan in accordance with the related Loan Documents and, to the extent permitted by the terms of the related Loan Documents, any prepayment of principal during each Collection Period shall be immediately applied to reduce the principal balance of such Loan during such Collection Period.

Section 5.3 Collection Account.

(a) On or prior to the date hereof, BWF will enter into a Collection Account Agreement with the Collection Account Bank. Pursuant to the Collection Account Agreement, BWF will establish, on or prior to the date of the initial Advance, a collection account, the number of which shall be provided to the Lender pursuant to Section 4.1(l) hereof, and which is (i) identified substantially as the “Brooke/Fifth Third Collection Account”, (ii) in BWF’s name, and (iii) pledged, on a first-priority basis, to the Lender pursuant to Section 7.01 of the Participation Agreement (such account hereinafter referred to as the “Collection Account”). No funds other than Collections shall be deposited or transferred into the Collection Account. Until delivered to the Lender or deposited in the Collection Account, all proceeds or collections of Collateral shall be held in trust by BWF or the Subservicer for the Lender and shall not (except to the extent permitted by the Transaction Documents) be commingled with any funds or property of BWF or the Subservicer. Amounts deposited in the Collection Account shall be invested in Permitted Investments at the direction of BWF, and all income received on such investments shall be treated in the same way as Collections. The Lender shall not be responsible for any losses in the Collection Account. Amounts on deposit in the Collection Account shall (i) be subject to withdrawal only by the Servicer, the Subservicer or the Collection Account Bank and not by BWF, (ii) constitute proceeds of Collateral and (iii) not constitute payment of any Obligation until applied in accordance with Article III. Finally collected funds from the Collection Account shall be applied by the Lender to payment of the Note in accordance with Section 2.14.

(b) From and after receipt of written notice from the Lender directing it to do so and given the occurrence and continuance of a Default or Event of Default BWF or the Subservicer will deposit to the Collection Account or, at the Lender’s option, deliver to the Lender, all Collections and other rights to payment constituting Collateral, and all other cash proceeds of Collateral, which BWF or the Subservicer may receive directly, immediately upon receipt thereof, in the form received, except for BWF’s endorsement when deemed necessary. All items delivered to the Lender or deposited in a Collection Account shall be subject to final payment. BWF shall be liable as an endorser on all items deposited in the Collection Account, whether or not in fact indorsed by BWF or by any other Brooke Party.

Section 5.4 Periodic Purchases of Loans. Provided (i) no Event of Default or Default has occurred and is continuing, and (ii) that the balance of the Collection Account is sufficient to cover interest and expense on the next Settlement Date, the Borrower shall permit BWF, to the extent of funds in the Collection Account, may request the Servicer to direct the Collection Account Bank to pay to the Seller the purchase price of such Loans under the Purchase and Sale Agreement, provided, that all conditions set forth in Section 4.2 shall have been fulfilled with respect to such Loans.

Section 5.5 Access to Certain Documentation and Information Regarding Loans. Each of BWF and the Borrower shall provide to representatives of the Lender reasonable access upon at least one (1) Business Day’s notice to the documentation regarding the Loans including copies of the Credit and Collection Policy. At any time after the occurrence of an Event of Default, either BWF or the Borrower shall reimburse the Lender for any reasonable expenses (including reasonable travel and lodging expenses) incurred in connection with any examination by representatives of the Lender of any documentation regarding the Loans.

Section 5.6 Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) the Borrower shall remain liable under the Loans and any agreements included in the Loans, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (c) the exercise by the Lender of any of its rights under this Agreement shall not release BWF, the Borrower or the Subservicer from any of their respective duties or obligations under the Loans or any agreements included in the Loans, Borrower Assigned Agreements or other agreements included in the Collateral, (d) the Lender and the Custodian shall not have any obligation or liability under the Loans or any agreements included in the Loans, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (e) neither the Lender nor the Custodian shall be obligated to perform any of the obligations or duties of BWF, the Borrower or the Subservicer under the Loans or any agreements included in the Loans, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 5.7 Collateral Assignment of the Participation Agreement. The Borrower has collaterally assigned and pledged to the Lender all of the Borrower’s right and title to and interest in the Participation Agreement pursuant to the Collateral Assignment of Participation Agreement. The Borrower and the Lender confirm and agree that the Lender shall have, during the Amortization Period, or following an Event of Default, the sole right to enforce the Borrower’s rights and remedies under the Participation Agreement with respect to the Loans and the Related Security for the benefit of the Lender, but without any obligation on the part of the Lender or any of its respective Affiliates, to perform any of the obligations of the Borrower under the Participation Agreement. In addition, the Borrower confirms and agrees that the Borrower will send to BWF any notice requested by the Lender of any breach of any representation, warranty or covenant under the Participation Agreement or any event or occurrence that would, upon notice to BWF or upon the passage of time or both, would be such a breach. The Borrower further confirms and agrees that such assignment to the Lender shall terminate upon the date on which all Obligations (other than contingent Obligations not then due and payable) have been indefeasibly paid in full.

Section 5.8 Collateral Assignment of the Purchase and Sale Agreement. The Borrower has collaterally assigned and pledged to the Lender all of the Borrower’s Senior Participation Interest in the Purchase and Sale Agreement pursuant to the Collateral Assignment of Participation Agreement. The Borrower, BWF and the Lender confirm and agree that the Lender shall have, during the Amortization Period, or following an Event of Default, the sole right to enforce the Borrower or BWF’s rights and remedies under the Purchase and Sale Agreement with respect to the Loans and the Related Security for the benefit of the Lender, but without any obligation on the part of the Lender or any of its respective Affiliates, to perform any of the obligations of the Borrower or BWF’s under the Purchase and Sale Agreement. In addition, BWF confirms and agrees that BWF will send to the Lender any notice requested by the Lender of any breach of any representation, warranty or covenant under the Purchase and Sale Agreement or any event or occurrence that would, upon notice to the Lender or upon the passage of time or both, would be such a breach. The Borrower further confirms and agrees that such assignment to the Lender shall terminate upon the date on which all Obligations (other than contingent Obligations not then due and payable) have been indefeasibly paid in full.

Section 5.9 Right of Substitution. With respect to any Loan that has become a Defaulted Loan, the Seller may, in its sole discretion, elect to either (i) repurchase such Defaulted Loan from BWF for a price equal to the amount otherwise required under Section 6(c)(i) of the Purchase and Sale Agreement with respect to a Repurchased Loan or (ii) substitute one or more Loans for such Defaulted Loan. The aggregate Unpaid Principal Balance of the Loans for which a repurchase or substitution has been made under this Section 5.8 (determined as of the respective dates of repurchase or substitution) may not exceed 10% of the aggregate Unpaid Principal Balance of all Transferred Loans (as defined in the Purchase and Sale Agreement) as of their respective Transfer Dates (as defined in the Purchase and Sale Agreement).

Section 5.10 Releases of Collateral. Upon the indefeasible payment in full of all Obligations and the termination of the Facility, the Lender shall, at the expense of the Borrower, promptly release its security interest in the Collateral and take all reasonable steps to effect such release (including the execution and delivery of UCC-3 financing statement terminations and the delivery to the Custodian of the notice described in the Custodial Agreement).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Brooke Party severally represents and warrants to the Lender as follows:

Section 6.1 Organization and Good Standing. Such Brooke Party has been duly organized and is validly existing as a corporation or limited liability company in good standing under the laws of the State of Kansas, the State of Missouri or the State of Delaware, as applicable, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times and now has, power, authority and legal right to acquire and own the Loans or the Senior Participation Interest, as applicable, and the Related Security, and to grant to the Lender, a first priority security interest in the Collateral and to enter into and perform its obligations under this Agreement.

Section 6.2 Due Qualification. Each Brooke Party is duly qualified to do business as a foreign corporation or limited liability company, as applicable, in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the conduct of business (including its ownership of the Loans or the Senior Participation Interest, as applicable), requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on its business and assets or in its ability to enforce any Loan.

Section 6.3 Power and Authority. Each Brooke Party has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its terms and their terms, respectively; in the case of the Borrower, such Brooke Party has full power and authority to grant to the Lender, a valid first-priority security interest in the Collateral which is to be perfected under this Agreement and has duly authorized such grant by all necessary corporate or limited liability company action, and such Brooke Party’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by such Brooke Party by all necessary corporate or limited liability action. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by such Brooke Party.

Section 6.4 Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by each Brooke Party and shall constitute legal, valid and binding obligations of such Brooke Party enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 6.5 No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice, lapse of time or both) a default under the organizational documents of such Brooke Party, or any material indenture, agreement, mortgage, deed of trust or other instrument to which such Brooke Party is a party or by which it or its properties are bound, or result in the creation or imposition of any Adverse Claim (other than Permitted Liens or Permitted Real Estate Encumbrances) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than this Agreement, the Purchase and Sale Agreement and the Master Agent Security Agreement), or violate in any material respect any law, order, rule or regulation applicable to any Brooke Party of any court or of any federal or state regulatory body, administrative agency or other Governmental Authority having jurisdiction over such Brooke Party or any of its properties. Such Brooke Party is not in default with respect to any order of any court, arbitrator or Governmental Authority.

Section 6.6 Each Advance. The Borrower hereby represents and warrants to the Lender as of the date of each Advance and, if there has not been an Advance during the Collection Period preceding any Determination Date, as of the Record Date for any such Collection Period, that (a) the representations and warranties contained in this Article VI will be true and correct as of such date as though made on such date (except to the extent that such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct at and as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing and none will result from the making of such Advance. Each request for an Advance pursuant to Section 2.2 shall automatically constitute a representation and warranty by the Borrower to the Lender that, on the requested date of such Advance, and after giving effect to such Advance, the Facility Outstanding Amount will not exceed the Maximum Note Principal Amount.

Section 6.7 No Proceedings. There are no proceedings or investigations pending or, to the best of such Brooke Party’s knowledge, threatened against it before any court, regulatory body, administrative agency or other tribunal or Governmental Authority having jurisdiction over such Brooke Party or its properties (A) asserting the invalidity of this Agreement or any of the Transaction Documents, (B) seeking to prevent the making of any Advance or the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents, (C) seeking any judgment or other legal or equitable relief from the Borrower or, the case of each other Brooke Party, any judgment or other legal or equitable relief that would be reasonably likely to have a Material Adverse Effect on its business and assets or in its ability to enforce any Loan, (D) seeking any other determination or ruling that would be reasonably likely to have a Material Adverse Effect or, in the case of each other Brooke Party, a Material Adverse Effect on its business and assets or in its ability to enforce any Loan, or (E) seeking to materially and adversely affect the federal income tax or other federal, state or local tax attributes of the Advances.

Section 6.8 No Consents. The Borrower is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party (except such as have been duly made, effected or obtained).

Section 6.9 Approvals. All approvals, authorizations, consents, orders or other actions of any Person, corporation or other organization, or of any court, governmental agency or body or official, required in connection with the execution and delivery by the Borrower of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby have been or will be taken or obtained on or prior to the Closing Date.

Section 6.10 Chief Executive Office. The chief executive office of the Borrower is located at 10950 Grandview Drive, Overland Park, Kansas 66210.

Section 6.11 Solvency. The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents. The Borrower has no Indebtedness to any Person other than pursuant to this Agreement and the other Transaction Documents. The Borrower, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, will be able to pay its debts as they come due and will have an adequate amount of capital to conduct its business in the foreseeable future.

Section 6.12 Compliance with Laws. The Borrower has complied with all applicable laws, rules, regulations, judgments (unless such judgment has been properly appealed and such appeal is being diligently prosecuted by the Borrower), decrees and orders with respect to its business and properties to the extent that the failure so to comply would not materially adversely affect the collectibility of the Loans or the ability of the Borrower to perform its obligations under the Transaction Documents.

Section 6.13 Taxes. The Borrower has filed (on a timely basis consolidated with Brooke Corporation) all tax returns (including foreign, federal, state, local and otherwise) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Borrower. No tax lien or similar Adverse Claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of the Senior Participation Interest to the Borrower have been paid or shall have been paid if and when due at or prior to the Closing Date, as the case may be.

Section 6.14 Security Interest; No Liens, Etc. This Agreement is effective to create a valid first-priority security interest in the Collateral in favor of the Lender. The Collateral is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Liens or Permitted Real Estate Encumbrances) or restrictions on transferability and the Borrower has the full right, corporate power and lawful authority to assign, transfer and pledge the Collateral and interests therein. This Agreement (together with the financing statements filed on or prior to the Closing Date) is effective to create a valid and perfected first priority security interest in the Collateral now existing or hereafter arising, free and clear of any Adverse Claim (other than Permitted Liens or Permitted Real Estate Encumbrances) or restrictions on transferability. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Lender pursuant to Article VII or, with respect to the Senior Participation Interest, in favor of the Borrower pursuant to the Participation Agreement.

Section 6.15 Title to Loans Purchased from the Seller. Each Loan has been purchased by BWF from the Seller in accordance with the terms of the Purchase and Sale Agreement, and BWF has thereby irrevocably acquired all legal and equitable title to such Loan and the Related Security free and clear of any Adverse Claims other than Permitted Liens or Permitted Real Estate Encumbrances and in accordance with the Purchase and Sale Agreement. Without limiting the foregoing, all actions (including, without limitation, the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect BWF’s interest in the Loans and Related Security with respect thereto as against any purchasers from, or creditors of, the Seller have been duly taken

Section 6.16 Title to Senior Participation Interest transferred from BWF. The Senior Participation Interest has been transferred to the Borrower from BWF in accordance with the terms of the Participation Agreement, and the Borrower has thereby irrevocably acquired all legal and equitable title to such Senior Participation Interest free and clear of any Adverse Claims other than Permitted Liens or Permitted Real Estate Encumbrances and in accordance with the Purchase and Sale Agreement. Without limiting the foregoing, all actions (including, without limitation, the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect the Borrower’s interest in the Senior Participation Interest with respect thereto as against any purchasers from, or creditors of, BWF have been duly taken.

Section 6.17 Information True and Correct. Each Servicer’s Certificate, each Borrowing Base Certificate and all other written information heretofore furnished by or on behalf of the Borrower to Lender in connection with this Agreement or any transaction contemplated hereby is true and complete in all material respects and does not omit to state a material fact necessary to make the statements contained therein (taken as a whole) not misleading.

Section 6.18 ERISA Compliance. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

Section 6.19 Financial or Other Condition. There has been no material adverse change in the condition (financial or otherwise), business, operations, results of operations, or properties of the Borrower.

Section 6.20 Investment Company Status. Neither of the Borrower, BWF, nor the Seller is an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.21 No Shared Obligations. There is not now, nor will there be at any time in the future, any agreement or understanding between the Seller, BWF and/or the Borrower (other than as expressly set forth herein) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

Section 6.22 Representations and Warranties True and Accurate. Each of the representations and warranties of the Borrower contained in the other Transaction Documents was true and correct as and when made and the Borrower hereby makes each such representation and warranty (as of such date) to, and for the benefit of, the Lender as if the same were set forth in full herein (except to the extent that such representation or warranty expressly relates solely to an earlier date, in which case it was true and correct at and as of such earlier date).

Section 6.23 Eligible Loans. All Loans included in the Borrowing Base as of the most recently delivered Servicer’s Certificate or Borrowing Base Certification are Eligible Loans.

Section 6.24 Trust Accounts.

(a) Each Brooke Insurance Agent has been instructed to deposit all Collections received by it to the related Receipts Trust Account. Each Funeral Home has been instructed to deposit all Collections received by it to its designated operating account. The names, addresses and account numbers of all Trust Accounts are as set forth on Schedule I. Neither Master Agent nor any Brooke Party has, other than as contemplated by the Master Agent Security Agreement, the Trust Account Control Agreements and the Trust Account Intercreditor Agreements, granted any Person dominion and control of any Trust Account, or the right to take dominion and control of any Trust Account at a future time or upon the occurrence of a future event. All available funds on deposit in each Receipts Trust Account are swept to the Consolidation Receipts Trust Account on a daily basis, and all available funds on deposit in the Consolidation Receipts Trust Account are swept to the Master Receipts Trust Account on a daily basis. All Collections remitted to the Master Receipts Trust Account have been and will continue to be transferred to the Collection Account within two Business Days of receipt in accordance with the Master Agent Security Agreement.

(b) To the extent that the Borrower’s invoices, account statements, and other written or oral communications provide for payment instruction, all such Borrower’s invoices, account statements, and other written or oral communication shall conspicuously direct that all payments be made to the applicable Receipts Trust Account or designated operating account, as applicable, and shall include the address of such account.

(c) Each Trust Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC.

(d) No Trust Account Control Agreement or related document shall be amended, supplemented, restated or otherwise modified without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

Section 6.25 Material Adverse Effect. Since December 31, 2006, no event has occurred which would have a Material Adverse Effect.

Section 6.26 Legal Name.

(a) The legal name of each of the Borrower, BWF, the Seller, Brooke Corporation and the Master Agent is as set forth in this Agreement and each such party has not changed its name in the five (5) years prior to this Agreement.

(b) The legal name of Brooke Franchise Corporation, formerly known as Interstate Insurance Group, Ltd., is as set forth in this Agreement and such party has not changed its name in the three (3) years prior to this Agreement.

ARTICLE VII

COVENANTS

From the date hereof until the first day following the date on which all Obligations shall have been finally and fully paid and performed, each of the Borrower, BWF, the Seller and the Master Agent Servicer agrees on behalf of itself that it will (and, in the case of the Master Agent Servicer, that it will cause Master Agent to) perform and observe the covenants and agreements set forth in this Article VII.

Section 7.1 Protection of Security Interest of the Lender.

(a) Financing Statements.

(i) At or prior to the Closing Date, BWF shall have filed or caused to be filed UCC-1 financing statements and amendments thereto, naming BWF as debtor, naming the Borrower as secured party and describing the Loans and the Related Security as the collateral security, with the office of the Secretary of the State of the State of Delaware.

(ii) At or prior to the Closing Date, the Borrower shall have filed or caused to be filed UCC-1 financing statements and amendments thereto, naming the Borrower as debtor, naming the Lender as secured party and describing the Collateral, with the office of the Secretary of State of the State of Delaware and in such other jurisdictions and locations as may be required to perfect the Lender’s security interest in the Collateral and/or as the Lender shall request.

(iii) From time to time thereafter, each of BWF and the Borrower shall execute and file such financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Lender under this Agreement in the Collateral and in the proceeds thereof. Each of BWF and the Borrower shall deliver (or cause to be delivered) to the Lender file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

(iv) If either of BWF or the Borrower fail to perform its respective obligations under this subsection, the Lender may do so at the expense of the Borrower.

(b) Name Change. Neither BWF nor the Borrower shall change its name, identity, or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed by BWF or the Borrower (or by the Lender on behalf of ether BWF or the Borrower) in accordance with Section 7.1(a) above seriously misleading within the meaning of § 9-402(7) of the UCC, unless either BWF or the Borrower, as applicable, shall have given the Lender at least sixty (60) days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements.

(c) Change of Jurisdiction. Neither BWF nor the Borrower shall change its jurisdiction of incorporation or organization without providing the Lender at least sixty (60) days’ prior written notice thereof or its written consent. Each of BWF and the Borrower shall at all times maintain its principal executive office within the United States of America.

Section 7.2 Records.

(a) Records to Show Security Interest. Each of BWF and the Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s Records indicate clearly that the Loans and all Related Security are subject to the security interest granted hereunder.

(b) Transaction Records. Each of BWF, the Borrower and the Subservicer shall, at their own cost and expense, maintain satisfactory and complete records of the Loans, including a record of all payments received and all credits granted with respect to the Loans and all other dealings with the Loans for such period as may be required by law, from the date on which any Loan arose. Each of BWF, the Borrower and the Subservicer will mark conspicuously with appropriate legends, in form and substance satisfactory to the Lender, its Records, Computer Tapes and computer disks pertaining to the Loans to evidence the interests of the Lender therein and the assignment and security interest granted by Section 5.1.

(c) Access to Records. Upon the occurrence and during the continuation of an Event of Default, BWF, the Borrower and Subservicer shall deliver to the Lender or to its representatives (or at the option of the Lender, during ordinary business hours, upon reasonable notice by the Lender, at BWF’s, the Borrower’s and Subservicer’s relevant facilities make available) its respective Records pertaining to the Loans. If a Default or Event of Default shall have occurred and be continuing, promptly upon request therefor, BWF, the Borrower or the Servicer shall provide access to the Lender to Records reflecting activity relating to the Loans through the close of business on the immediately preceding Business Day.

Section 7.3 Other Liens or Interests. Except for the security interest granted under the Transaction Documents, neither BWF nor the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein, and each of BWF and the Borrower shall defend the right, title, and interest of the Lender in and to the Collateral against all claims of third parties claiming through or under BWF or the Borrower.

Section 7.4 Costs and Expenses. The Borrower shall pay all of its reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.

Section 7.5 Compliance with Laws, Etc. Each of BWF, the Borrower and the Subservicer will comply with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Loans or the ability of BWF, the Borrower or the Subservicer to perform its obligations under the Transaction Documents.

Section 7.6 Offices, Records and Books of Account. Each of BWF and the Borrower will keep its principal place of business and chief executive office and the office where it keeps its records at 10950 Grandview Drive, Overland Park, Kansas 66210 or, upon sixty (60) days’ prior written notice to the Lender, at any other locations in jurisdictions where all actions reasonably requested by the Lender to protect and perfect the interest in the Loans have been taken and completed. Each of BWF and the Borrower will maintain and implement administrative and operating procedures (including an ability to recreate Records evidencing Loans and Related Security in the event of the destruction of the originals thereof).

Section 7.7 Performance and Compliance with Contracts and Credit and Collection Policy. Such Brooke Party will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Credit and Collection Policy.

Section 7.8 Change in Business or Credit and Collection Policy. The Seller will not make any material change to the Credit and Collection Policy except for any such material change that (i) provides substantially the same or better protections to the Seller and does not adversely impact the collectibility of or the interest of the Lender in the Loans (a copy of which revised Credit and Collection Policy will be delivered to the Lender by the Seller and with respect to which the Lender shall not have objected within sixty (60) days of receipt of a copy of such revised Credit and Collection Policy) or (ii) the Lender approves in writing, which approval will not be unreasonably withheld.

Section 7.9 Further Assurances.

(a) By Brooke Party. Each Brooke Party severally agrees from time to time, at its respective expense, promptly to execute and deliver such further instruments and documents, and to take such further actions, as may be reasonably necessary or appropriate, or that the Lender may reasonably request, to perfect, protect or more fully evidence the assignments and security interests granted under this Agreement or to enable the Lender to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, each of the Borrower, BWF, the Servicer and the Seller will, upon the request of the Lender, execute and file such financing or continuation statements, or amendments thereto, and such other instruments, notices and documents, that may be necessary or desirable, or that the Lender may reasonably request, to perfect, protect, preserve or evidence the assignments and security interest granted under this Agreement.

(b) By Lender. If any Brooke Party fails to comply with subsection (a) above, such Brooke Party authorizes the Lender to file financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any part of the Collateral without the signature of the Borrower, BWF, the Servicer or the Seller where permitted by law in order to enable the Lender to exercise its respective rights and remedies under this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. The Lender will promptly send to the Borrower any financing or continuation statements thereto which it files without the signature of the Borrower (but a failure to do so shall not affect the effectiveness of such statements).

(c) Description of Collateral. The Seller shall furnish to the Lender from time to time such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail.

Section 7.10 Notice of Adverse Claim. Each Brooke Party shall advise the Lender promptly, in reasonable detail, (a) of any Adverse Claim (other than Permitted Liens or Permitted Real Estate Encumbrances) known to it made or asserted against any of the Collateral, and (b) of the occurrence of any event which would have a Material Adverse Effect on the aggregate value of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.

Section 7.11 Reporting Requirements.

(a) Reports for Lender. The Seller and the Borrower, as applicable, shall furnish, or cause to be furnished, to the Lender (electronically, if requested by the Lender):

(i) on each Determination Date, (A) a Servicer’s Certificate as of the last Business Day of the preceding Settlement Period and (B) a completed and executed Borrowing Base Certificate calculated as of the end of the immediately preceding Settlement Period.

(ii) as soon as available, and in any event within 120 days after the end of each fiscal year of Brooke Corporation, audited annual consolidated financial statements of Brooke Corporation with the “unqualified opinion” (as that term is used and generally understood in the accounting profession) of Independent Accountants, which annual financial statements shall include the consolidated balance sheets of Brooke Corporation as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of Brooke Corporation as for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of the chief financial officer of Brooke Corporation, stating that such consolidated financial statements have been prepared in accordance with GAAP and stating whether such officer has knowledge of the occurrence of any Default or Event of Default, and, if so, stating in detail the facts with respect thereto;

(iii) as soon as available, and in any event within 120 days after the end of each fiscal year of the Seller, audited annual consolidated financial statements of the Seller with the “unqualified opinion” (as that term is used and generally understood in the accounting profession) of Independent Accountants, which annual financial statements shall include the consolidated balance sheets of the Seller as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of the Seller as for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of the chief financial officer of the Seller, stating that such consolidated financial statements have been prepared in accordance with GAAP and stating whether such officer has knowledge of the occurrence of any Default or Event of Default, and, if so, stating in detail the facts with respect thereto;

(iv) as soon as available and in any event within 45 days (or the next succeeding Business Day if the last day of such period is not a Business Day) after the end of each of the first three quarters of each fiscal year of Brooke Corporation, a consolidated balance sheet of Brooke Corporation as of the end of such quarter and including the prior comparable period, and consolidated statements of income of Brooke Corporation for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter prepared in accordance with GAAP, certified by the chief financial officer or chief accounting officer of Brooke Corporation identifying such balance sheets or statements as being the balance sheets or statements described in this paragraph (iii) and stating that the information set forth therein fairly presents the financial condition of Brooke Corporation and its consolidated Subsidiaries as of and for the periods then ended, subject to year-end adjustments consisting only of normal, recurring accruals and subject to the auditors’ year end report and confirming that Brooke Corporation is in compliance with all financial covenants in this Agreement;

(v) as soon as available and in any event within 45 days (or the next succeeding Business Day if the last day of such period is not a Business Day) after the end of each of the first three quarters of each fiscal year of the Seller, a consolidated balance sheet of the Seller as of the end of such quarter and including the prior comparable period, and consolidated statements of income of the Seller for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter prepared in accordance with GAAP, certified by the chief financial officer or chief accounting officer of the Seller identifying such balance sheets or statements as being the balance sheets or statements described in this paragraph (iii) and stating that the information set forth therein fairly presents the financial condition of the Seller and its consolidated Subsidiaries as of and for the periods then ended, subject to year-end adjustments consisting only of normal, recurring accruals and subject to the auditors’ year end report and confirming that the Seller is in compliance with all financial covenants in this Agreement;

(vi) as soon as reasonably possible after, and in any event within three (3) Business Days after any Brooke Party’s or any of their respective officers’ knowledge of the occurrence of a Default or Event of Default (including a material adverse change in the financial condition of the Borrower or the Seller as determined by the Lender and notified in writing to the Borrower or the Seller), the statement of the chief financial officer or treasurer of the Borrower or the Seller, as applicable, setting forth complete details of such Default or Event of Default or such material adverse change and the action which the Borrower has taken, is taking and proposes to take with respect thereto;

(vii) at least 60 days prior to any change in the name of any Brooke Party, a notice setting forth the new name and the effective date thereof;

(viii) promptly after any Brooke Party obtains knowledge thereof, notice of any default under the Servicing Agreement;

(ix) during the Revolving Period, as soon as reasonably possible after (and in any event no later than two (2) Business Days after receipt of) notice that the Seller has permanently stopped selling Loans to BWF pursuant to the Purchase and Sale Agreement;

(x) during the Revolving Period, as soon as reasonably possible after (and in any event no later than two (2) Business Days after receipt of) notice that BWF has permanently stopped transferring any Senior Participation Interest to the Borrower pursuant to the Participation Agreement;

(xi) promptly after receipt thereof, copies of all notices received by the Borrower from the Servicer under the Servicing Agreement;

(xii) promptly, from time to time, such other information, documents, Records or reports respecting the Loans, the Related Security or the condition or operations, financial or otherwise, of the Borrower, BWF, or the Seller or any of its respective Subsidiaries which the Lender may, from time to time, reasonably request; and

(xiii) prompt written notice of the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Advances hereunder, or invalidating, or having the effect of invalidating, any provision of this Agreement, or any other Transaction Document, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b) The Borrower shall provide the Servicer (if the Servicer is not the Seller or an Affiliate of the Seller or the Borrower) with any and all information reasonably necessary or appropriate for the Servicer in connection with the administration and collection of the Loans.

Section 7.12 Separateness of the Borrower.

(a) Independent Director. The Borrower shall at all times maintain at least one independent director who (i) does not have any direct financial interest or any material indirect financial interest in the Borrower, or in any Affiliate of the Borrower, (ii) is not, and has not been, connected with the Borrower or any Affiliate of the Borrower as an officer, employee, promoter, underwriter, trustee, partner or Person performing similar functions and is not a member of the immediate family of any such officer or employee and (iii) is not, and has not been, a director (other than as an independent director for an Affiliate of the Borrower which is a limited special purpose corporation) or stockholder of any Affiliate of the Borrower and is not a member of the immediate family of any such director or stockholder.

(b) No Participation in Management of Other Persons. The Borrower shall not direct or participate in the management of any other Person’s operations, and no other Person, other than the officers and directors of the Borrower, shall be permitted to direct or participate in the management of the Borrower.

(c) Allocation of Overhead. The Borrower shall maintain a principal executive and administrative office through which its business is conducted, and, to the extent that the Borrower and any other Persons have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs between them, and each such entity shall bear its fair share of such expenses.

(d) Restrictions on Transactions. The Borrower shall engage only in those transactions described in its certificate of organization and operating agreement and matters necessarily incident thereto.

(e) Allocation of Costs. The Borrower shall ensure that, (i) to the extent that it jointly contracts with any of its members or Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly between such entities and that each such entity shall bear its fair share of such costs and (ii) to the extent that the Borrower contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or between such entities for whose benefit the goods and services are provided and that each such entity shall bear its fair share of such costs.

(f) Use Own Funds; No Commingling. The Borrower shall at all times provide for its own operating expenses and liabilities from its own funds, shall not allow its funds to be diverted to any other Person or for other than the corporate use of the Borrower, and shall not, except as may be expressly permitted by agreements of the Borrower, allow its funds to be commingled with those of any Affiliate of the Borrower.

(g) Separate Assets. The Borrower shall maintain its assets and transactions separately from those of any other Person, reflect such assets and transactions in financial statements separate and distinct from those of any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any other Person.

(h) Transactions with Affiliates. The Borrower shall ensure that all transactions between the Borrower and any of its Affiliates shall be only on an arm’s-length basis.

(i) Borrower to Use Own Name. The Borrower shall hold itself out to the public under its own name as a legal entity separate and distinct from any other Person, shall act solely in its own corporate name and through its own authorized officers and agents, and no Affiliate of the Borrower shall be appointed to act as agent by the Borrower, except as may be expressly permitted by any agreements of the Borrower.

(j) No Appearance of Being a Guarantor. The Borrower shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for any obligations of any other Person, except as may be expressly permitted in any agreements of the Borrower.

(k) No Joint Accounts. Except as provided herein or in any other Transaction Document, the Borrower shall not maintain any joint account with any other Person or become liable as a guarantor or otherwise with respect to any debt or contractual obligation of any other Person.

(l) No Liens to Secure Other Person’s Obligations. The Borrower shall not make any payment or distribution of assets with respect to any obligation of any other Person or grant any Lien on any of its assets to secure any obligation of any other Person.

(m) Lending and Borrowing. The Borrower shall not make loans, advances or otherwise extend credit to any other Person, except on an arm’s-length basis, and shall not permit any Affiliate of the Borrower to advance funds to the Borrower or otherwise supply funds to, or guaranty debts of, the Borrower.

(n) Meetings. The Borrower shall hold regular meetings of its members and directors/managers as set forth in its organizational documents and shall make and retain minutes of such meetings.

(o) Independent Business Decisions. The Borrower shall ensure that decisions with respect to its business and daily operations shall be independently made by the Borrower (although the officer making any particular decision may also be an officer or director of any Affiliate of the Borrower) and shall not be dictated by an Affiliate of the Borrower.

(p) Tax Returns. The Borrower shall file its own tax returns or, if it is a member of a consolidated group, will join in the consolidated return of such group as a separate member thereof and shall ensure that any financial reports required of the Borrower shall comply with GAAP and shall be issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates.

(q) Segregation of Assets. The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

(r) Organizational Documents. The Borrower shall comply with all provisions of its certificate of organization and operating agreement.

(s) Substantive Non-Consolidation Opinion. The Borrower shall comply with all assumptions set forth in the substantive non-consolidation opinion delivered to the Lender pursuant to Section 4.1(u) hereof.

Section 7.13 Compliance with FAS 140. Notwithstanding any provision of this Agreement to the contrary, each of the Seller, BWF, and the Borrower agree that neither the Seller nor BWF shall not make, and the Borrower shall not accept, any contribution the effect of which should be to cause the Borrower to lose its treatment as a “qualified special purpose entity” under Financial Accounting Standard 140 (“FAS 140”). Furthermore, each of the Seller, BWF, and the Borrower shall not take any action the effect of which should be to cause the Borrower to lose its treatment as a “qualified special purpose entity” under FAS 140.

Section 7.14 Separateness of BWF.

(a) Independent Director. BWF shall at all times maintain at least one independent director who (i) does not have any direct financial interest or any material indirect financial interest in BWF, or in any Affiliate of BWF, (ii) is not, and has not been, connected with BWF or any Affiliate of BWF as an officer, employee, promoter, underwriter, trustee, partner or Person performing similar functions and is not a member of the immediate family of any such officer or employee and (iii) is not, and has not been, a director (other than as an independent director for an Affiliate of BWF which is a limited special purpose corporation) or stockholder of any Affiliate of BWF and is not a member of the immediate family of any such director or stockholder.

(b) No Participation in Management of Other Persons. BWF shall not direct or participate in the management of any other Person’s operations, and no other Person, other than the officers and directors of BWF, shall be permitted to direct or participate in the management of BWF.

(c) Allocation of Overhead. BWF shall maintain a principal executive and administrative office through which its business is conducted, and, to the extent that BWF and any other Persons have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs between them, and each such entity shall bear its fair share of such expenses.

(d) Restrictions on Transactions. BWF shall engage only in those transactions described in its certificate of organization and operating agreement and matters necessarily incident thereto.

(e) Allocation of Costs. BWF shall ensure that, (i) to the extent that it jointly contracts with any of its members or Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly between such entities and that each such entity shall bear its fair share of such costs and (ii) to the extent that BWF contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or between such entities for whose benefit the goods and services are provided and that each such entity shall bear its fair share of such costs.

(f) Use Own Funds; No Commingling. BWF shall at all times provide for its own operating expenses and liabilities from its own funds, shall not allow its funds to be diverted to any other Person or for other than the corporate use of BWF, and shall not, except as may be expressly permitted by agreements of BWF, allow its funds to be commingled with those of any Affiliate of BWF.

(g) Separate Assets. BWF shall maintain its assets and transactions separately from those of any other Person, reflect such assets and transactions in financial statements separate and distinct from those of any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any other Person.

(h) Transactions with Affiliates. BWF shall ensure that all transactions between BWF and any of its Affiliates shall be only on an arm’s-length basis.

(i) Purchaser to Use Own Name. BWF shall hold itself out to the public under its own name as a legal entity separate and distinct from any other Person, shall act solely in its own corporate name and through its own authorized officers and agents, and no Affiliate of BWF shall be appointed to act as agent by BWF, except as may be expressly permitted by any agreements of BWF.

(j) No Appearance of Being a Guarantor. BWF shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for any obligations of any other Person, except as may be expressly permitted in any agreements of BWF.

(k) No Joint Accounts. Except as provided herein or in any other Transaction Document, BWF shall not maintain any joint account with any other Person or become liable as a guarantor or otherwise with respect to any debt or contractual obligation of any other Person.

(l) No Liens to Secure Other Person’s Obligations. BWF shall not make any payment or distribution of assets with respect to any obligation of any other Person or grant any Lien on any of its assets to secure any obligation of any other Person.

(m) Lending and Borrowing. BWF shall not make loans, advances or otherwise extend credit to any other Person, except on an arm’s-length basis, and shall not permit any Affiliate of BWF to advance funds to BWF or otherwise supply funds to, or guaranty debts of, BWF.

(n) Meetings. BWF shall hold regular meetings of its members and directors/managers as set forth in its organizational documents and shall make and retain minutes of such meetings.

(o) Independent Business Decisions. BWF shall ensure that decisions with respect to its business and daily operations shall be independently made by BWF (although the officer making any particular decision may also be an officer or director of any Affiliate of BWF) and shall not be dictated by an Affiliate of BWF.

(p) Tax Returns. BWF shall file its own tax returns or, if it is a member of a consolidated group, will join in the consolidated return of such group as a separate member thereof and shall ensure that any financial reports required of BWF shall comply with GAAP and shall be issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates.

(q) Segregation of Assets. BWF shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

(r) Organizational Documents. BWF shall comply with all provisions of its certificate of organization and operating agreement.

(s) Substantive Non-Consolidation Opinion. BWF shall comply with all assumptions set forth in the substantive non-consolidation Opinion delivered to the Lender pursuant to Section 4.1(u) hereof.

Section 7.15 Purchase and Sale Agreement. Except as amended and restated as of the date hereof, neither BWF nor the Seller will amend, waive or modify any provision of the Purchase and Sale Agreement in any respect or waive the occurrence of any default under such Purchase and Sale Agreement, without in each case the prior written consent of the Lender. Each of BWF and the Seller will perform all of its obligations under the Purchase and Sale Agreement and will enforce the Purchase and Sale Agreement in accordance with its terms.

Section 7.16 Participation Agreement. Neither the Borrower nor BWF will amend, waive or modify any provision of the Participation Agreement in any respect or waive the occurrence of any default under such Participation Agreement, without in each case the prior written consent of the Lender. Each of the Borrower and BWF will perform all of its obligations under the Participation Agreement and will enforce the Participation Agreement in accordance with its terms.

Section 7.17 Title to Loans Purchased from the Seller. BWF will purchase each Loan from the Seller in accordance with the terms of the Purchase and Sale Agreement, and BWF will acquire all legal and equitable title to such Loan and the Related Security free and clear of any Adverse Claims other than Permitted Liens or Permitted Real Estate Encumbrances. Without limiting the foregoing, BWF will take all actions (including, without limitation, the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect BWF’s interest in the Loans and Related Security with respect thereto as against any purchasers from, or creditors of, the Seller.

Section 7.18 Title to the Senior Participation Interests transferred to Borrower. BWF will transfer the Senior Participation Interest to the Borrower in accordance with the terms of the Participation Agreement, and the Borrower will acquire all legal and equitable title to such Senior Participation Interest free and clear of any Adverse Claims other than Permitted Liens or Permitted Real Estate Encumbrances. Without limiting the foregoing, the Borrower will take all actions (including, without limitation, the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect the Borrower’s interest in the Senior Participation Interest with respect thereto as against any purchasers from, or creditors of, BWF.

Section 7.19 Nature of Business. The Borrower will not engage in any business other than as permitted under its certificate of organization. The Borrower will not create or form any Subsidiary.

Section 7.20 Mergers, Etc.

(a) Borrower Will Not Merge, Etc. The Borrower will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, without the prior consent of the Lender.

(b) Purchaser Will Not Merge, Etc. BWF will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, it being understood that one or more securitization transactions on market terms shall not constitute a prohibited disposition), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, or permit any other Person to become the successor to BWF’s business unless (i) BWF shall be the surviving entity (unless the Lender shall otherwise agree in writing in its reasonable discretion), (ii) such Person shall conduct substantially similar business activities and (iii) such merger be acceptable to the Lender in its reasonable discretion.

(c) Seller Will Not Merge, Etc. Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, it being understood that one or more securitization transactions on market terms shall not constitute a prohibited disposition), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, or permit any other Person to become the successor to the Seller’s business unless (A) such merger is the Oakmont Merger or (B)(i) the Seller shall be the surviving entity (unless the Lender shall otherwise agree in writing in its reasonable discretion), (ii) such Person shall conduct substantially similar business activities and (iii) such merger be acceptable to the Lender in its reasonable discretion.

Section 7.21 Distributions, Etc. The Borrower will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any membership interest of the Borrower, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interests of the Borrower or any warrants, rights or options to acquire any such membership interests, now or hereafter outstanding; provided, however, that the Borrower may declare and pay cash distributions on its equity to its members so long as (a) no Default or Event of Default shall then exist or would occur as a result thereof, (b) such distributions are in compliance with all applicable law including the limited liability company law of the state of Borrower’s organization, and (c) such distributions have been approved by all necessary and appropriate company action of the Borrower.

Section 7.22 Indebtedness. The Borrower will not incur any Indebtedness, other than any Indebtedness incurred pursuant to any Transaction Document or any fee letter relating to an increase of a Commitment Amount and/or a Facility Limit.

Section 7.23 Articles of Organization and Operating Agreement. The Borrower will not, without the Lender’s prior written consent, amend or otherwise modify its Articles of Organization or Operating Agreement.

Section 7.24 Audits By Lender. Right to Audit. At any time and from time to time during regular business hours and upon at least five Business Days’ prior notice so long as no Event of Default, or Servicer Termination Event shall have occurred and be continuing, the Lender or its agents or representatives may (i) examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in possession or under the control of BWF, the Borrower or the Subservicer relating to the Loans and the other Collateral, and (ii) may visit the offices and properties of BWF, the Borrower or the Subservicer for the purpose of examining such materials, and discuss matters relating to the Loans or the performance hereunder with any of the officers or employees of BWF, the Borrower or the Subservicer having knowledge of such matters. The Borrower will, in connection with two (2) such audits conducted each year by the Lender pursuant to this Section 7.21, reimburse the Lender for its reasonable out-of-pocket expenses incurred in conducting such audits within 30 days after its receipt of a request and itemized invoice (and supporting receipts and other documentation) for such expenses. After the occurrence and during the continuation of any Event of Default, the Borrower shall reimburse the Lender for all reasonable out-of-pocket expenses in connection with such audits.

Section 7.25 Collections.

(a) Each Brooke Party shall, to the extent such Borrower has the right or obligation to do so pursuant to the Transaction Documents:

(i) instruct (A) each Brooke Insurance Agent to deposit all Collections received by it to the related Receipts Trust Account and (B) each Funeral Home to deposit all Collections received by it to its designated operating account;

(ii) cause all Collections deposited in each Receipts Trust Account to be remitted to the Consolidation Receipts Trust Account within one Business Day after such deposit;

(iii) cause all Collections deposited in the Consolidation Receipts Trust Account to be remitted to the Master Receipts Trust Account within two Business Days after such deposit;

(iv) cause all Collections deposited in the Master Receipts Trust Account to be remitted to the Collection Account within two Business Days after such deposit pursuant to, and in accordance with, the Master Agent Security Agreement;

(v) cause each Receipts Trust Account to be maintained solely in the name of Master Agent; and

(vi) cause the Master Receipts Trust Account and the Consolidation Receipts Trust Account to be subject at all times to a Trust Account Control Agreement.

(b) If any Collections with respect to the Loans are received by any Brooke Party or any of their respective Affiliates, then at all times prior to remittance thereof to the appropriate Trust Account or the Collection Account, as the case may be, such Brooke Party or such Affiliate shall hold such Collections in trust, for the exclusive benefit of the Lender on behalf of the Secured Parties.

(c) The Subservicer and the Master Agent Servicer each agrees that it will use its best efforts (and will cause each of its Affiliates to use their best efforts) not to permit any check or other funds to be deposited into any Trust Account or the Collection Account other than:

(i) Collections on the Collateral; and

(ii) collections on other loans remitted to a Trust Account, but only to the extent such collections are subject to a Trust Account Intercreditor Agreement.

To the extent any such “Other Receipts” or other funds that are not Collections are deposited into any Trust Account, the Master Agent Servicer shall promptly (and in any event within two Business Days) identify such funds and cause such funds to be segregated from the Collections on the Collateral in accordance with the Master Agent Security Agreement. To the extent any funds other than Collections are deposited into the Collection Account, the Subservicer shall promptly (and in any event within two Business Days) identify such funds and notify BWF, the Servicer, the Collection Account Bank and the Lender of the same and the Servicer shall direct the Collection Account Bank to remit such funds the Person entitled thereto. The Lender may at any time following the occurrence of an Event of Default (other than an Event of Default that has been waived in writing by the Lender) request each Brooke Party to, and each Brooke Party thereupon promptly shall, direct all Obligors to remit all payments with respect to Loans with respect thereto to a new depository account or lock-box specified by the Lender (which new account shall, if so directed by the Lender, be established in the Lender’s own name).

(d) No Brooke Party will add or terminate any Trust Account relating to the Loans from those listed in Schedule I, or make any change in its instructions to Obligors or insurance companies regarding payments to be made to any Brooke Party or payments to be made to any Trust Account, unless (i) the Lender shall have received written notice of such addition, termination or change together with an amended Schedule I and (ii) with respect to any change relating to the Consolidation Receipts Trust Account or the Master Receipts Trust Account, such change shall have been approved in writing by the Lender.

Section 7.26 Required Amendments. At the request and sole expense of the Lender, the Borrower, BWF and the Seller shall enter into such reasonable amendments to the Transaction Documents as may be required by the Rating Agencies in order for Fountain Square to maintain the A-1 /P-1 rating on its commercial paper. If the Borrower is unwilling or unable to enter into and consent to such an amendment, the applicable interest rate for Advances shall thereafter, until such amendment, be at the Alternate Rate.

Section 7.27 Ownership and Tax Classification. The Seller will at all times directly own 100% of the membership interests of BWF. If the Seller desires to divest a portion of its ownership interest in BWF, it shall so notify the Lender in writing with all applicable details of such proposed divestment. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Seller may pledge or assign, or otherwise grant one or more security interests in, its membership interest in BWF to an Eligible Lender, which pledge, assignment or grant shall be in form and substance reasonably satisfactory to the Lender. BWF will at all times directly own 100% of the membership interests of the Borrower. Each of BWF and the Borrower will at all time be entities the separate existence of which from the Seller is disregarded for federal income tax purposes.

Section 7.28 Financial Covenants. Until the Amortization Commencement Date:

(a) The Seller agrees that (i) as of the Closing Date, it will maintain a minimum stockholders equity of not less than Sixty Million 00/100 Dollars ($60,000,000) and (ii) upon the earlier to occur of (A) the closing date of the Oakmont Merger or (B) January 1, 2008, it will maintain a minimum stockholders equity of not less than Eighty Million 00/100 Dollars ($80,000,000) (in each case determined in accordance with GAAP).

(b) The Seller agrees that it will maintain, as at the end of each fiscal quarter, a positive Consolidated Net Income for the four fiscal quarter period then ending.

(c) The Seller shall have on a consolidated basis as of the end of each fiscal quarter, a Loan Loss Rate (as such term is defined in the Seller’s Note and Warrant Purchase Agreement), for the twelve (12) month period then ended, of less than or equal to one and one half of one percent (1.50%).

(d) The Seller shall have on a consolidated basis as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio, for the twelve (12) month period then ended, as set forth in the Seller’s Note and Warrant Purchase Agreement.

(e) The Seller shall have on a consolidated basis as of the end of each fiscal quarter, a maximum Cash Leverage Ratio (as such term is defined in the Seller’s Note and Warrant Purchase Agreement), for the twelve (12) month period then ended, as set forth in the Seller’s Note and Warrant Purchase Agreement.

(f) The Seller shall have on a consolidated basis as of the end of each fiscal quarter, a maximum Total Leverage Ratio (as such term is defined in the Seller’s Note and Warrant Purchase Agreement), for the for the twelve (12) month period then ended.

Section 7.29 Transaction Documents. No amendment or modification can be made to any Transaction Document without the prior written consent of the Lender; provided, however, that the Trust Account Intercreditor Agreements may be amended to add additional creditors provided no other material changes are made to such agreements.

Section 7.30 Unqualified Opinion of Seller. Within fourteen 14 calendar days of Closing Date, the Seller, BWF and Borrower shall deliver to Lender a signed copy of an opinion of counsel for the Seller, BWF and Borrower which shall contain an unqualified standard corporate, authority and enforceability opinion (the “Unqualified Opinion”), all in form and substance satisfactory to the Lender and addressed to the Lender.

ARTICLE VIII

EVENTS OF DEFAULT; THEIR EFFECT

Section 8.1 Events of Default. Each of the following shall constitute an event of default (“Event of Default”):

(a) Payment Default. Default by the Borrower or the Servicer in the payment when due of any principal of any Advance, any interest on any Advance, any Fees or any other amount payable hereunder, which default shall continue unremedied for two (2) Business Days.

(b) Annualized Default Rates. As of the end of any Settlement Period, the average of the Annualized Default Rates for such Settlement Period and the two immediately preceding Settlement Periods shall exceed 3.5%.

(c) Delinquency Rates. As of the end of any Settlement Period, the average of the Delinquency Rates for such Settlement Period and the two immediately preceding Settlement Periods shall exceed 6.0%.

(d) Estimated Annualized Net Loss Rates. As of the end of any Settlement Period, the average of the Estimated Annualized Net Loss Rates for such Settlement Period and the two immediately preceding Settlement Periods shall exceed 1.0%.

(e) Actual Annualized Net Loss Rates. As of the end of any Settlement Period, the average of the Actual Annualized Net Loss Rates for such Settlement Period and the two immediately preceding Settlement Periods shall exceed 1.0%;

(f) Breach of Other Representation, Warranty or Covenant. The Borrower, BWF, or the Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after knowledge thereof by a senior officer of the Borrower or any Brooke Party knew or should have known or the date on which the Lender notifies the Borrower thereof.

(g) Undercollateralization Event. An Undercollateralization Event shall occur as of any Record Date and not be cured on or before the related Settlement Date.

(h) Notice of Tax Lien. The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of the Borrower and such lien shall not have been released within thirty (30) days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within thirty (30) days.

(i) Ineffectiveness of Transaction Documents. (i) Any Transaction Document or any lien or security interest granted thereunder by the Seller, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Seller; (ii) any Transaction Document or any lien or security interest granted thereunder by BWF, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of BWF; (iii) any Transaction Document or any lien or security interest granted thereunder by the Borrower, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; (iv) the Borrower, BWF, or the Seller shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; (v) any assignment or security interest granted by the Seller to BWF under or in connection with the Purchase and Sale Agreement and the transactions contemplated thereby shall, in whole or in part, cease to be a perfected, first priority assignment or security interest, as the case may be, against the Seller and in favor of BWF; (vi) any assignment or security interest granted by BWF to the Borrower under or in connection with the Participation Agreement and the transactions contemplated thereby shall, in whole or in part, cease to be a perfected, first priority assignment or security interest, as the case may be, against BWF and in favor of the Borrower; or (v) any assignment or security interest securing any Obligations shall, in whole or in part, cease to be a perfected first priority security interest against the Borrower and in favor of the Lender.

(j) Change of Control. A Change of Control shall occur.

(k) Other Indebtedness. A default shall occur (after the expiration of applicable cure periods) with respect to any Indebtedness of the Borrower, BWF or the Seller (excluding Indebtedness outstanding hereunder) which either individually or taken together with other such Indebtedness as to which a default has occurred shall exceed $1,000,000, if the effect of any such default shall be to accelerate the maturity of such Indebtedness.

(l) Failure to Pay at Maturity. The Borrower fails to pay in full all Obligations on the Maturity Date or earlier as permitted under this Agreement.

(m) Key Personnel. Any two Key Persons shall cease to be actively employed by the Seller, the Master Agent Servicer, the Master Agent or Brooke Corporation and shall not have been replaced by qualified successors within 150 days. For purposes of this Section 8.1(n), (i) a “Key Person” means any of Michael Lowry, Anita Larson and Shawn Lowry (but if any such Person is replaced by a qualified successor, then such successor shall be deemed to be a Key Person and the replaced Person shall cease to be a Key Person) and (ii) a “qualified successor” means an individual that (A) has served for another entity in a capacity or position similar to that of the subject Key Person or (B) is reasonably acceptable to the Lender.

(n) Bankruptcy. An Event of Bankruptcy shall occur with respect to the Borrower, BWF or the Seller.

(o) Investment Company. The Borrower becomes an Investment Company under the Securities Act of 1940.

(p) Security Interest. The Lender shall no longer have a first priority perfected security interest in the Collateral.

(q) Interest Insufficient. Interest earned on Loans, determined in each case for the three Collection Periods ending on any Record Date, is less than zero during such Collection Periods.

(r) Master Agent Servicer Default. A Master Agent Servicer Default shall occur.

(s) Interest Rate Coverage. The Prime Rate shall at any time be less than the one-month LIBO Rate, at such time, as determined by the Lender in its sole discretion.

(t) Replacement Facility. The facility provided by the Lender pursuant to this Agreement shall not have been replaced by a new master trust facility with the Lender within 120 days of the Closing Date hereof.

(u) Unqualified Opinion. Failure to deliver the Unqualified Opinion in accordance with Section 7.30 hereof.

Section 8.2 Master Agent Servicer Default. Each of the following events shall constitute a “Master Agent Servicer Default” hereunder:

(a) the Master Agent Servicer shall fail to make any payment, transfer or deposit (or, if applicable, to give instructions or notice to any other Person to make any payment, transfer or deposit) required under this Agreement or any other Transaction Document and such failure shall remain unremedied for two (2) Business Days; or

(b) the Master Agent Servicer shall fail to perform or observe any material term, covenant or agreement hereunder or under any other Transaction Document (other than as referred to in Section 8.2(a)) and such failure shall remain unremedied for five (5) Business Days after the earlier to occur of (x) the date on which the Master Agent Servicer knows of such failure and (y) the date on which the Lender notifies the Master Agent Servicer of such failure; or

(c) any representation, warranty, certification or statement made by the Master Agent Servicer pursuant to or in connection with this Agreement or any other

Transaction Document shall prove to have been incorrect in any material respect when made or deemed made; provided that if such breach is capable of being cured, then such breach will not constitute a Master Agent Servicer Default hereunder unless such breach remains unremedied for thirty (30) days after the earlier to occur of (x) the date on which the Master Agent Servicer knows of such breach and (y) the date on which the Lender notifies the Master Agent Servicer of such breach; or

(d) any Event of Default.

Section 8.3 Rights Upon the Occurrence of an Event of Default. Upon the occurrence of an Event of Default, (a) all outstanding Advances under this Agreement, together with accrued interest, and all other Obligations under this Agreement shall become immediately due and payable, without presentment, demand, protest, or notice of any kind, (b) interest shall accrue at the Default Rate, and (c) if the Borrower fails to pay in full all such accrued interest, and all other Obligations, the Lender shall have the right to exercise any of the following remedies in respect of the Loans:

(i) Immediately sell in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Lender may reasonably deem satisfactory, any or all Loans and apply the proceeds thereof to the Obligations; and in connection therewith the parties recognize that it may not be possible to purchase or sell all of the Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Loans may not be liquid. Accordingly, the Lender may elect, in its sole discretion, the time and manner of liquidating any Loans and nothing contained herein shall (A) obligate the Lender to liquidate any Loans on the occurrence of the Maturity Date or to liquidate all Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of the Lender.

(ii) The Lender may terminate the Seller as Subservicer and appoint an Eligible Servicer as successor Subservicer.

(iii) The Lender shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including the rights and remedies of a secured party under the Uniform Commercial Code of any applicable state, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lender in law, in equity, or under any other agreement between the Lender and the Borrower.

Any amounts received from any sale or liquidation of the Loans pursuant to this Section 8.3 and any amounts remaining in the Collection Account in excess of the Obligations will be returned to the Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may otherwise direct.

ARTICLE IX

ASSIGNMENTS

Section 9.1 Restrictions on Assignments. The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lender. Lender may assign or grant participations in its rights and obligations hereunder to any Person in the ordinary course of business with the prior written consent of the Borrower whose consent shall not be unreasonably withheld (each an “Eligible Assignee”). Notwithstanding anything herein to the contrary, Lender or any of its Affiliates may pledge or assign any of its rights (including rights to payment of any Advance and any accrued interest thereon) under this Agreement to any Affiliate, any Federal Reserve Bank, any Liquidity Provider (if such Liquidity Provider is other than Fifth Third or an Affiliate thereof, such assignment may only be effected with the prior written consent of the Borrower) or any commercial paper conduit collateral trustee without notice to or consent of the Borrower or any other Person. Each Brooke Party shall, at the Lender’s expense, reasonably cooperate with the Lender in effecting any assignment or participation hereunder, including the execution and delivery of any necessary or appropriate documentation and opinions) and shall make management personnel available as shall be necessary or appropriate to effect the assignment or participation.

Section 9.2 Documentation. The assignor and the assignee involved in an assignment referred to in Section 9.1 shall execute and deliver to the Lender an Assignment and Acceptance, duly executed by each such party and otherwise acceptable to the Borrower and the Lender, shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in, and to enable the assignee to exercise or enforce any rights hereunder or under the Note.

Section 9.3 Rights of Obligations of Assignee. The respective assignee receiving such assignment shall have such rights and obligations of the Lender as the Lender shall transfer hereunder and all references to the Lender in Section 9.1 shall be deemed to apply to such assignee.

Section 9.4 Notice of Assignment. Lender shall provide prior notice to the Borrower of any assignment hereunder by Lender to any Eligible Assignee.

Section 9.5 Mutilated, Destroyed, Lost or Stolen Note.

(a) If there shall be delivered to the Borrower and the Lender prior to the payment of the Note (i) evidence to its satisfaction of the destruction, loss or theft of the Note and (ii) such security or indemnity as may be required by them to save and hold each of them (and any agent or other Affiliate of either of them) harmless, then, in the absence of notice to the Borrower or the Lender that such Note has been acquired by a bona fide purchaser, the Borrower shall, at the sole expense of the Lender, execute and the Lender shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.

(b) Upon the issuance of any new Note under this Section 9.5, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Lender) connected therewith.

(c) Every new Note issued pursuant to this Section 9.5 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any other Note duly issued hereunder.

(d) The provisions of this Section 9.5 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of the mutilated, destroyed, lost or stolen Note.

Section 9.6 Persons Deemed Owners. The Borrower, the Servicer, the Subservicer, the Lender and any agent of the Borrower, the Servicer, the Subservicer or the Lender may treat the holder of the Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of the Borrower, the Servicer, the Subservicer, the Lender and any agent of the Borrower, the Servicer, the Subservicer or the Lender shall be affected by notice to the contrary; provided that payment on the Maturity Date shall be made, in each case, to the holder of the Note as of the preceding Record Date.

ARTICLE X

INDEMNIFICATION

Section 10.1 General Indemnity of the Borrower. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Borrower shall indemnify the Lender, each Liquidity Provider and each Eligible Assignee and each of their respective Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by the Borrower, including in respect of the funding of any Advance or in respect of any Loan, excluding, however, (a) Indemnified Amounts to the extent determined by a final unappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct on the part of any Indemnified Party or its Affiliate, (b) non-payment by any Obligor of an amount due and payable with respect to a Loan, (c) any loss in value of any Permitted Investment due to changes in market conditions or for other reasons beyond the control of the Borrower or (d) any tax upon or measured by net income on any Indemnified Party. Without limiting the foregoing, but subject to the exclusions (a) through (d) above, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

(i) the grant of a security interest to the Lender;

(ii) the breach of any representation or warranty made by the Borrower (or any of its officers) under or in connection with this Agreement or the other Transaction Documents, any Servicer’s Certificate, Borrowing Base Certificate or any other information, report or certificate delivered by on or behalf of the Borrower pursuant hereto or thereto, which shall have been false in any material respect or incorrect in any material respect, when made or deemed made;

(iii) the failure by the Borrower to comply in any material way with any applicable law, rule or regulation with respect to any Loan in connection with the Senior Participation Interest held by the Borrower, or the nonconformity of any Loan in connection with the Senior Participation Interest held by the Borrower with any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Lender a first-priority security interest in all the Collateral, free and clear of any Lien, other than a Permitted Lien or Lien arising solely as a result of an act of the Lender, or any assignee of Lender;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Loan (including a defense based on such Loan not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the making, maintenance or funding, directly or indirectly, of any Advance, or any other interest in the Loans or the Senior Participation Interest; or

(viii) except as permitted by this Agreement or any other Transaction Document, the commingling of the proceeds of Loans at any time with other funds.

Section 10.2 Contribution.

(a) If for any reason (other than the exclusions (a) through (d) set forth in Section 10.1) the indemnification provided above in Section 10.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Borrower, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Borrower, on the other hand, as well as any other relevant equitable considerations.

(b) If for any reason (other than the exclusions (a) through (d) set forth in Section 10.1) the indemnification provided above in Section 10.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Servicer, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Servicer, on the other hand, as well as any other relevant equitable considerations.

ARTICLE XI

MISCELLANEOUS

Section 11.1 No Waiver; Remedies. Neither the execution and delivery of this Agreement nor any failure on the part of Lender, any Indemnified Party or any Affected Party to exercise, nor any delay by any such Person in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any such Person of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, Lender is hereby authorized by the Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Lender to or for the credit or the account of the Borrower against any and all obligations of the Borrower, now or hereafter existing under this Agreement, to any Liquidity Provider, any Affected Party, or any Indemnified Party or their respective successors and assigns.

Section 11.2 Amendments, Waivers. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement and any Schedules hereto, or the Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by (i) the Borrower, BWF, the Seller, the Master Agent Servicer and the Lender, or (ii) the Lender (with respect to a waiver or consent requested by the Borrower, BWF, the Seller or the Master Agent Servicer) or the Borrower, BWF, the Seller and the Master Agent Servicer (with respect to a waiver or consent requested by any other party hereto), as the case may be, and (b) the Lender shall have received, if required by Standard & Poor’s and Moody’s, rating letters confirming Fountain Square’s A-1/P-1 commercial paper rating after giving effect to such amendment. Any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, by a nationally recognized overnight courier, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three (3) Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one (1) Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2 shall not be effective until received.

Section 11.4 Costs, Expenses and Taxes. In addition to the rights of indemnification granted under Section 10.1, the Borrower shall pay on demand (promptly following its receipt of an itemized invoice and reasonable supporting documentation therefor) all reasonable costs and expenses (including due diligence expenses) in connection with the preparation, execution, delivery and administration of this Agreement, the other Transaction Documents or any other liquidity support facility and the other documents and agreements to be delivered hereunder, and any amendments, waivers or consents executed in connection with this Agreement, the other Transaction Documents, any liquidity asset purchase agreement or any other liquidity support facility, including any fees or expenses payable to Moody’s related to the execution of this Agreement and any amendments, waivers, consents, joinders and assignments executed in connection with this Agreement, the reasonable fees accrued at customary hourly rates and reasonable expenses of counsel (which shall be invoiced in reasonable detail) for the Lender and its Affiliates with respect thereto and with respect to advising the Lender and its respective Affiliates as to their rights and remedies under this Agreement, the other Transaction Documents and any liquidity asset purchase agreement or any other liquidity support facility, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Lender and its respective Affiliates, in connection with the enforcement of this Agreement, the other Transaction Documents and the liquidity asset purchase agreement or any other liquidity support facility and the other documents and agreements to be delivered hereunder. The foregoing shall be subject to any limitations on the payments of legal fees and expenses set forth in any Fee Letter.

Section 11.5 Binding Effect Survival. This Agreement shall be binding upon and inure to the benefit of the Borrower, BWF, the Seller, the Master Agent Servicer and the Lender and their respective successors and assigns, and the provisions of Article X shall inure to the benefit of the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article IX. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article VI and the indemnification and payment provisions of Article X, shall be continuing and shall survive any termination of this Agreement and any termination of the Seller’s rights to act as Subservicer hereunder or under any other Transaction Document.

Section 11.6 Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 11.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.8 Governing Law; Venue.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE LENDER IN THE COLLATERAL, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW APPLY TO THIS AGREEMENT.

(b) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, LEGAL ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY UNDER OR RELATING TO THIS AGREEMENT IN ANY COURT LOCATED IN THE CITY OF NEW YORK AND STATE OF NEW YORK AND HEREBY FURTHER WAIVES ANY CLAIM THAT A COURT LOCATED IN THE CITY OF NEW YORK AND STATE OF NEW YORK IS NOT A CONVENIENT FORUM FOR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING.

Section 11.9 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE LENDER OR ANY OTHER AFFECTED PARTY OR INDEMNIFIED PARTY. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS

PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 11.11 Third Party Beneficiary. This Agreement shall only inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and no third party is entitled to benefit from this Agreement or the terms hereof.

Section 11.12 No Proceedings. Each of BWF, the Seller, the Lender, and any assignee or other holder of the Note hereby agrees that it will not institute against Fountain Square or the Borrower, or join any other Person in instituting against Fountain Square or the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of “Event of Bankruptcy”) so long as any commercial paper or other senior indebtedness issued by Fountain Square shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall be outstanding and, in the case of the Borrower, any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The Borrower will not institute against Fountain Square or join any other Person in instituting against Fountain Square any insolvency proceeding (namely, any proceeding of the type referred to in the definition of “Event of Bankruptcy”) so long as any commercial paper or other senior indebtedness issued by Fountain Square shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.

Section 11.13 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 11.14 Confidentiality.

(a) Each of the Borrower, BCC and the Servicer shall maintain and shall cause each of its Affiliates, employees and officers and agents to maintain the confidentiality of this Agreement and the other Transaction Documents and the other proprietary information with respect to the Lender and its respective businesses obtained by it in connection with the, structuring, negotiating and execution of the transactions contemplated herein and therein, except that the Borrower, BCC and the Servicer and their respective Affiliates, officers and employees may disclose such information (i) to any Rating Agency or to such Brooke Party’s external accountants and attorneys, (ii) to any Person that is proposed to be an investor in or lender to any Brooke Party or a party to any prospective merger or consolidation, securitization or asset purchase with a

Brooke Party who agrees to hold such information confidential in accordance with the terms of this Section 11.14, (iii) as required by any applicable law or order of any judicial or administrative proceeding and (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided that each such Person described in clause (ii) is informed of the confidential nature of such information in a manner consistent with the practice of the Borrower, BCC and the Servicer for making such disclosure generally to Persons of such type and has agreed to hold such information confidential on terms substantially similar in substance to those set forth in this Section 11.14. In addition, each Brooke Party may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(b) The Lender shall maintain and shall cause each of its Affiliates, employees and officers and agents to maintain the confidentiality of all proprietary information with respect to the Brooke Parties in connection with the transactions contemplated herein and therein to the extent such information has been identified as being confidential; provided that any such information may be disclosed (i) to any prospective or actual assignee or participant of any of the Lender who agrees to hold such information confidential in accordance with the terms of this Section 11.14, (ii) by the Lender to any Rating Agency, (iii) by the Lender to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Lender or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Fifth Third acts as the administrative agent and (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided that each such Person described in clause (iii) above is informed of the confidential nature of such information in a manner consistent with the practice of the Lender for making such disclosure generally to Persons of such type and has agreed to hold such information confidential on terms substantially similar in substance to those set forth in this Section 11.14. In addition, the Lender may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings.

Section 11.15 Consents Regarding Senior Participation Interest. Each of the Borrower, BWF and the Seller (severally as to itself alone) hereby (a) represents and warrants, as of the Closing Date, each Determination Date and the date of each Advance that all consents, authorizations and approvals required from any Person have been obtained in order for the Borrower to pledge to the Lender any presently existing or hereafter arising Senior Participation Interest and all proceeds with respect to the foregoing and (b) agrees that the Lender may rely on the representations and warranties set forth in clause (a) above notwithstanding any actual or constructive knowledge with respect to such representations and warranties obtained thereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Brooke Acceptance Company 2007-1 LLC	BROOKE ACCEPTANCE COMPANY
10950 Grandview Drive, Suite 600	2007-1 LLC,
Overland Park, Kansas 66210	as Borrower
Attention: President
Facsimile: 913-339-6328
	By:	/s/ Michael S. Lowry
	Name	Michael S. Lowry
	Title:	President

Brooke Warehouse Funding, LLC	BROOKE WAREHOUSE FUNDING, LLC,
10950 Grandview Drive, Suite 600	as Original Borrower, Purchaser and
Overland Park, Kansas 66210	Transferor
Attention: President
Facsimile: 913-339-6328
	By:	/s/ Michael S. Lowry
	Name:	Michael S. Lowry
	Title:	President

Brooke Credit Corporation	BROOKE CREDIT CORPORATION,
10950 Grandview Drive, Suite 600	as Seller
Overland Park, Kansas 66210
Attention: President
Facsimile: 913-339-6328
	By:	/s/ Michael S. Lowry
	Name:	Michael S. Lowry
	Title:	Chief Executive Officer

Fifth Third Bank	FIFTH THIRD BANK,
38 Fountain Square Plaza	as Lender
MD 109046
Cincinnati, Ohio 45263
Attention: Brian Gardner
Facsimile: 513-534-0319	By:	/s/ Robert O. Finley
	Name:	Robert O. Finley
	Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED RECEIVABLES FINANCING AGREEMENT]